Exhibit 10.312

CONSTRUCTION LOAN AND SECURITY AGREEMENT

AMONG

CB OWNER, LLC, a Delaware limited liability company, as Borrower

AND

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES,

as Lenders

AND

THE PRIVATEBANK AND TRUST COMPANY,

an Illinois state chartered bank,

as Administrative Agent on behalf of Lenders

i

4.32.	Contracts	40
4.33.	Subcontracts	40

SECTION 5. DISBURSEMENT OF THE LOAN		40

5.1.	Conditions Precedent in General	40
5.2.	Amount of Disbursements; Retainage	42
5.3.	Certifications, Representations and Warranties	42
5.4.	Costs	43
5.5.	Release of Retainage	43
5.6.	Interest Reserve	45

SECTION 6. REPRESENTATIONS AND WARRANTIES		45

6.1.	Organization of Parties	46
6.2.	Title	46
6.3.	Improvements	46
6.4.	Validity and Enforceability of Documents	46
6.5.	Litigation and Liens	46
6.6.	Utilities; Authorities	47
6.7.	Solvency	47
6.8.	Financial Statements	47
6.9.	Compliance with Laws	47
6.10.	Event of Default	48
6.11.	Leases	48
6.12.	Construction, Architectural and Engineering Contracts and Subcontracts, etc	48
6.13.	Budget	48
6.14.	No Defects	48
6.15.	Additional Agreements	49

SECTION 7. BORROWER’S COVENANTS; SECURITY INTERESTS		49

7.1.	Compliance with Laws	49
7.2.	Inspection	49
7.3.	Appraisal	50
7.4.	Liens	50
7.5.	Concerning the Premises	51
7.6.	Financial Statements; Reports	51
7.7.	Affirmation of Representations and Warranties	52
7.8.	Taxes and Assessments	52
7.9.	Proceedings Affecting Property	53
7.10.	Disposal and Encumbrance of Property	53
7.11.	Insurance	53
7.12.	Performance of Obligations; Notice of Default	54
7.13.	Restrictions Affecting Obligors	54
7.14.	Use of Receipts Bank; Accounts; Limitation on Distributions	54
7.15.	Additional Documents	55
7.16.	Ineligible Securities	55
7.17.	OFAC	55
7.18.	Loan Expenses	56

7.19.	Management	56
7.20.	Single Asset Entity	56
7.21.	No Debt	57
7.22.	Use of Loan Advances	57
7.23.	Financial Covenants	57
7.24.	Approved Leases	58
7.25.	Manner of Construction	58
7.26.	Certificate of Completion	58
7.27.	Change Orders	59
7.28.	Material Subcontracts	59
7.29.	Budget	59
7.30.	Loan In Balance	60
7.31.	Development Fee	60
7.32.	Collateral Assignment of Plans, Permits and Contracts	60
7.33.	Take-Out Commitments	60
7.34.	Transfer of Ownership Interests	60

SECTION 8. EVENTS OF DEFAULT		60

SECTION 9. REMEDIES		64

SECTION 10. ADMINISTRATIVE AGENT		65

10.1.	Authorization and Action	65
10.2.	Administrative Agent’s Reliance, Etc	66
10.3.	Notice of Defaults	66
10.4.	Administrative Agent as Lender	67
10.5.	Approvals of Lenders	67
10.6.	Lender Credit Decision, Etc	68
10.7.	Indemnification of Administrative Agent by Lenders	68
10.8.	Successor Administrative Agent	69
10.9.	Other Loans by Lenders to Borrower	69
10.10.	Request for Administrative Agent Action	70
10.11.	Assignments/Participations	70
10.12.	Approval by Lenders	72
10.13.	Post Foreclosure Plans	74

SECTION 11. MISCELLANEOUS		75

11.1.	Additional Indebtedness	75
11.2.	Additional Acts	75
11.3.	Loan Agreement Governs	75
11.4.	Amendment; Waiver; Approval	76
11.5.	Notice	76
11.6.	Successors and Assigns of Borrower	77
11.7.	Confidentiality	77
11.8.	Governing Law	78
11.9.	Indemnity by Borrower	78
11.10.	Administrative Agent’s Representatives	79
11.11.	Rules of Construction	79

11.12.	Headings	79
11.13.	No Partnership or Joint Venture	79
11.14.	Time is of the Essence	79
11.15.	Invalid Provisions	80
11.16.	Acts by Lenders	80
11.17.	Offset	80
11.18.	Binding Provisions	80
11.19.	Counterparts	80
11.20.	No Third Party Beneficiary	80
11.21.	Publicity	80
11.22.	JURISDICTION AND VENUE	81
11.23.	JURY WAIVER	81
11.24.	Additional Provisions	81

Exhibits
Exhibit A	-	Legal Description
Exhibit B	-	Form of Note
Exhibit C	-	Permitted Exceptions
Exhibit D	-	Budget
Exhibit E	-	Form of Assignment and Acceptance
Exhibit F	-	Form of Disbursement Request
Exhibit G	-	Required Insurance
Exhibit H	-	Compliance Certificate Form for Borrower
Exhibit I	-	Additional Provisions

CONSTRUCTION LOAN AGREEMENT

This Construction Loan Agreement (this “Agreement”) is dated as of December 16, 2015, by and among CB OWNER, LLC, a Delaware limited liability company (“Borrower”), each of the financial institutions identified on Schedule 1 hereto and their successors and assigns (collectively, the “Lenders” and individually, a “Lender”) and THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank, and its successors and assigns (in such capacity “Administrative Agent”), as administrative agent for the Lenders in accordance with the terms of Section 10 hereof.

SECTION 1.
RECITALS

1.1           Borrower is, or on the Loan Opening Date will be, the fee owner of the Land (these and all other capitalized terms used in this Section 1 and not otherwise defined shall have the meanings ascribed thereto in Section 2 below).

1.2           Borrower has requested that the Lenders make a construction loan to Borrower in the aggregate, maximum principal amount of THIRTY EIGHT MILLION ONE HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS ($38,130,000.00) to pay a portion of the amounts needed to finance the Project Costs associated with the Project. The Lenders have agreed to make the Loans subject to the terms and conditions set forth herein.

1.3           In consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, the Lenders, and Administrative Agent agree as follows:

SECTION 2.
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Additional Costs” has the meaning ascribed to such term in Section 3.9(a)(i) of this Agreement.

“Adjusted LIBOR Rate” shall mean, for any Interest Period for any LIBOR Rate Loan, a rate per annum equal to two and one-half percent (2.50%) plus the LIBOR Rate for such Interest Period.

“Affected Lender” has the meaning ascribed to such term in Section 3.9(e) of this Agreement.

“Affiliate” shall mean any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

“Applicable Laws” shall mean all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to the Obligors and/or the Project.

“Approved Manager” shall mean the Property Manager or any other reputable and creditworthy property manager, subject to the prior approval of Administrative Agent (not to be unreasonably withheld), with a portfolio of properties comparable to the Property under active management.

“Architect” shall mean Poole and Poole Architecture, who has performed or shall perform architectural services with respect to the construction of the Improvements.

“Architect’s Consent” shall mean that certain Architect’s Consent, Certificate and Agreement made by Architect in favor of Administrative Agent for the benefit of the Lenders.

“Architectural Contract” shall mean that certain contract dated April 22, 2015 between Borrower and the Architect regarding the architectural services performed or to be performed by the Architect in connection with the construction of the Improvements, which is in form and substance reasonably acceptable to Administrative Agent.

“Assignee” has the meaning assigned to such term in Section 10.11(c) of this Agreement.

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement among a Lender, an Assignee and Administrative Agent, substantially in the form set forth as Exhibit E.

“Assignment of Leases and Rents” shall mean that certain Assignment of Leases, Rents and Profits dated as of even date herewith from Borrower to Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement to be executed post-closing by Borrower to Administrative Agent for the benefit of the Lenders, and consented to by the Property Manager, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Available Proceeds” shall mean the sum of (A) the undisbursed proceeds from the Loans (net of any unpaid accrued interest on the Loans) allocated to each line item in the Budget (including any reserve specifically set aside for such line item) plus (B) the aggregate amount of all amounts deposited by Borrower pursuant to Section 3.4(c), plus (C) upon the completion of construction of the Project, any rental payment, inclusive of any additional rent, late fees and accrued late payment interest and any other sums received by and for the benefit of Borrower in relation or pursuant to any Lease or other agreement affecting the Project.

“Bankruptcy Proceeding” has the meaning ascribed to such term in Section 8(f)(i) of this Agreement.

“Base Rate” shall mean the Prime Rate.

“Base Rate Loan” shall mean any portion of the outstanding principal amount of the Loans that is bearing interest at the Base Rate.

“BSA” has the meaning ascribed to such term in Section 7.17 of this Agreement.

“Budget” shall mean the detailed budget of all costs to be incurred in connection with the Work, including both hard costs and soft costs, as set forth on Exhibit D attached hereto and made a part hereof, as the same may be amended, restated or modified or supplemented from time to time, as provided herein.

“Business Day” shall mean a day of the week (but not a Saturday, Sunday or holiday) on which the Chicago, Illinois offices of Administrative Agent are open to the public for carrying on substantially all of Administrative Agent’s business functions, provided, however, that when used in the definition of Interest Period or Interest Rate Determination Date, or when otherwise used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Calculation Period” shall mean, for purposes of the Debt Service Coverage Ratio, the three (3) month period immediately prior to the relevant Determination Date; provided, for purposes of the calculation of all Operating Expenses other than real estate taxes and insurance premiums (which shall be calculated for the period following the Determination Date on an annualized basis off of the most recently received tax statement and insurance premium invoice, respectively), the Calculation Period shall mean the twelve (12) month period immediately prior to the relevant Determination Date.

“Collateral” shall mean all of the property (including all personal, real, tangible and intangible property) in which the Loan Documents grant Administrative Agent, for the benefit of Lenders, a security interest.

“Commitment” shall mean, as to each Lender, such Lender’s obligation to make Loans pursuant to Section 3.1 in the amount set forth for such Lender on Schedule 1 attached hereto as such Lender’s Commitment or as set forth in the applicable Assignment and Acceptance Agreement, or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 10.11.

“Commitment Percentage” shall mean, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero (0), the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Complete,” “Completion” or similar phrases, when referring to the Project, shall mean completion of the Work in accordance with this Agreement in addition to any other requirements that may specifically be required in this Agreement.

“Compliance Certificate” shall mean a certificate in the form of Exhibit H.

“Construction Commencement Date” shall mean October 26, 2015.

“Construction Completion Date” shall mean November 30, 2017.

“Construction Contract” shall mean that certain GC GMP Contract dated as of October 5, 2015 between Borrower and the Contractor regarding the general contracting services to be performed in connection with the construction of the Improvements, as the same may be amended, restated, modified or supplemented and in effect from time to time, in accordance with the terms and requirements set forth in this Agreement.

“Construction Schedule” shall mean a reasonably detailed project development and construction schedule specifying all of the projected start and completion dates (or delivery dates) for each component of the development of the Project remaining to be completed, including each separate component of performance of the Work and each license, permit or other public or private approval.

“Consultant” shall mean an independent third party architect or engineer selected by Administrative Agent, which consultant shall not be an employee of Administrative Agent or any of Administrative Agent’s Affiliates and which shall not be engaged by Administrative Agent on a contingency fee basis.

“Contingency” means the “Contingency” or equivalent line item in the Budget.

“Continue,” “Continuation” and “Continued” each shall mean the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 3.2(h) of this Agreement.

“Contractor” shall mean Summit Contracting Group, Inc., who shall perform general contracting services with respect to the construction of the Improvements.

“Contractor’s Consent” shall mean that certain Contractor’s Consent, Certificate and Agreement made by Contractor in favor of Administrative Agent for the benefit of the Lenders.

“Convert,” “Conversion” and “Converted” each shall mean the conversion of a Loan of one Type into a Loan of another Type.

“Cure Period” has the meaning ascribed to such term in Section 8(b) of this Agreement.

“Debt Service” shall mean an amount equal to the payments of principal and interest that would have been payable under a hypothetical loan during the Calculation Period, assuming (i) an initial loan balance equal to the sum of the Principal Balance at the inception of the Calculation Period plus any unfunded Commitment for the Loans, (ii) an interest rate equal to the Notional Interest Rate, and (iii) amortization of the sum of the Principal Balance over a thirty (30) year amortization period.

“Debt Service Coverage Ratio” shall mean the ratio, as determined by Administrative Agent, of Net Operating Income to Debt Service.

“Declarations” shall mean any documents containing covenants, conditions, restrictions, easements, operating agreements or the like, which benefit or burden the Property, or both, whether or not recorded.

“Defaulting Lender” has the meaning ascribed to such term in Section 3.7(a) of this Agreement.

“Default Notice” has the meaning ascribed to such term in Section 3.7(b) of this Agreement.

“Default Rate” shall mean the lesser of (a) five percent (5.0%) per annum plus the greater of (i) the Base Rate and (ii) the Adjusted LIBOR Rate and (b) the maximum rate provided by Applicable Law.

“Determination Date” shall mean each of December 31, 2017, June 30, 2018, the date of the First Extension Request, quarterly after the Initial Maturity Date, the date of the Second Extension Request and quarterly after the Second Extended Maturity Date, as applicable; provided, that all such dates are subject to a day for day extension (not to exceed thirty (30) days) in the event of any occurrence of Force Majeure.

“Developer” shall mean CDP Developer I, LLC, a Georgia limited liability company, who shall perform certain development services with respect to the construction of the Improvements.

“Development Fee” shall mean the fee paid to the Developer for performance of the development services with respect to the construction of the Improvements, as set forth in the Budget. The Development Fee shall be paid to Developer in twenty-two (22) equal monthly installment payments and as further described in this Agreement and the Budget.

“Eligible Assignee” shall mean any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of Two Hundred Fifty Million Dollars ($250,000,000.00); (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least Five Hundred Million Dollars ($500,000,000.00); or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of Ten Billion Dollars ($10,000,000,000.00), provided that such bank is acting through a branch or agency located in the United States of America.

“Engineer” shall mean J. Lancaster Associates, Inc., who shall perform certain engineering services with respect to the construction of the Improvements.

“Engineer’s Consent” shall mean that certain Engineer’s Consent, Certificate and Agreement made by Engineer in favor of Administrative Agent for the benefit of the Lenders.

“Engineering Contract” shall mean that certain contract between Owner and Engineer dated as of December 31, 2014 between Borrower and the Engineer regarding the engineering services to be performed in connection with the construction of the Improvements.

“Environmental Laws” shall mean any and all applicable Laws, Federal, state, regional, county or local statutes, rules, regulations or ordinances, orders or any judicial or administrative decrees or decisions or common law, whether now existing or hereinafter enacted, promulgated or issued, with respect to human health or the environment, any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term “Environmental Law” shall mean and include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.), and any applicable state law derived from or implementing the federal laws recited above, in effect as of the date of this Agreement or as amended in the future.

“Equity Requirements” shall mean an equity investment by Borrower in the Project of at least Twelve Million Seven Hundred Ninety Thousand and No/100 Dollars ($12,790,000.00). For purposes of calculating the amount of the equity investment, Land and Improvements held by Borrower shall be valued at the cost to Borrower of such Land and Improvements unless otherwise approved by Administrative Agent in writing.

“Event of Default” has the meaning ascribed to such term in Section 8 of this Agreement.

“Extended Maturity Date” means the First Extended Maturity Date or the Second Extended Maturity Date, as applicable.

“Federal Funds Rate” shall mean for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by Administrative Agent. Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Fee Letter” shall mean that separate fee letter dated as of even date herewith by and between Borrower and Administrative Agent.

“First Extended Maturity Date” shall mean December 16, 2019.

“First Extension Option” has the meaning ascribed to such term in Section 3.5(a) of this Agreement.

“First Extension Request” has the meaning ascribed to such term in Section 3.5(a)(i) of this Agreement.

“Force Majeure” shall mean any event, documented to Administrative Agent’s reasonable satisfaction, beyond the reasonable control of Borrower, including, without limitation, acts of God, war, riots, civil insurrections, hurricanes, tornados, floods, other weather events beyond normal conditions as determined by NOAA, earthquakes, epidemics or plagues, acts or campaigns of terrorism or sabotage, unusually significant interruptions to domestic or international transportation, trade restrictions, labor strikes, changes after the date hereof in governmental prohibitions or regulations, and/or any other unforeseeable circumstances beyond the reasonable control of Borrower. Without limiting matters that do not constitute Force Majeure events, the following shall not be Force Majeure events: (i) lack of funds or financial resources, or (ii) inability to obtain any governmental licenses, approvals or permits unless due to changes after the date hereof in governmental prohibitions, laws, rules, regulations, or ordinances.

“Gross Revenues” shall mean all rental income (including minimum rent, additional rent, escalation and pass-through payments but excluding tenant security deposits) and any other income projected to be received by Borrower from ownership and operation of the Project during the Calculation Period under Leases that have been executed and approved by Administrative Agent (or which, in accordance with the terms set forth in this Agreement, do not require Administrative Agent’s approval) and are in effect as of the relevant Determination Date.

“Guarantor” shall mean, individually and collectively, Robert Meyer, Mark Mechlowitz, Jorge Sardinas, Robert Fishel, ALSAR Limited Partnership, a Nevada limited partnership and to the extent applicable and/or required by Administrative Agent, any Replacement Guarantor (as hereinafter defined), jointly and severally.

“Guaranty” shall mean, collectively, those certain Guaranties of Payment and Guaranties of Completion each dated as of even date herewith from each Guarantor in favor of Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Hazardous Materials” shall mean any hazardous substance or any pollutant or contaminant defined as such in, or for purposes of, any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, in each case as now or hereafter in force and effect; asbestos or any substance or compound containing asbestos; polychlorinated biphenyls or any substance or compound containing any polychlorinated biphenyl; petroleum and petroleum products; pesticides; and any other hazardous, toxic or dangerous waste, substance or material but excluding materials customarily used in the construction and maintenance of buildings, and cleaning materials, office products and other materials customarily used in the operation of properties such as the Property, provided that, in each case, such materials are stored, handled, used and disposed of in compliance with applicable laws and regulations and are individually and in the aggregate not in such quantities as may result in contamination of the Property or any part thereof.

“Improvements” shall mean all structures, all paving, lighting, landscaping, utility lines and equipment and all other site improvements and all other improvements to be constructed on the Land in accordance with the Plans and Specifications.

“In Balance” shall mean that, as of any date of determination, as determined in Administrative Agent’s sole and absolute discretion: (1) the Available Proceeds are sufficient to pay (i) the unpaid costs and expenses that will be incurred to complete all Project items and all operating expenses to be incurred in connection with the Project, and (ii) all Project Costs remaining unpaid and all operating, management and other expenses of the Project, (2) the costs and expenses to complete each line item in the Budget do not exceed the Available Proceeds allocated therefor and (3) the remaining Contingency as a percentage of the remaining Budget is at least as great as such percentage was on the Loan Opening Date.

“Indemnifiable Amounts” has the meaning ascribed to such term in Section 10.7 of this Agreement.

“Indemnified Party” has the meaning ascribed to such term in Section 11.9 of this Agreement.

“Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement dated as of even date herewith by Borrower and Guarantors in favor of Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Initial Advance” shall mean the first draw or disbursement made from the proceeds of the Loans.

“Initial Maturity Date” shall mean December 16, 2018.

“Interest Period” shall mean a period of one (1) month provided that:

(a)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; and

(b)          any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interest Rate” shall mean the Adjusted LIBOR Rate, unless Converted to the Base Rate pursuant to Section 3.9(a)(ii) or Section 3.9(b).

“Interest Rate Determination Date” shall mean, for the initial disbursement of the Loans, the date of such disbursement, and for all other purposes, the second (2nd) Business Day prior to the proposed commencement of a LIBOR Rate Loan or a Base Rate Loan or the Continuation of a LIBOR Rate Loan or the Conversion of a LIBOR Rate Loan to a Base Rate Loan.

“Interest Reserve” shall have the meaning ascribed to such term in Section 5.6 of this Agreement.

“Land” shall mean the tract or tracts of land located in the City of Atlanta, Fulton County, Georgia 30324, commonly known as 2740 Cheshire Bridge Road, NE and legally described in Exhibit A attached hereto.

“Lease” or “Leases” shall have the meanings ascribed to such terms in the Mortgage.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify Administrative Agent in writing from time to time.

“LIBOR Rate” shall mean, on the Interest Rate Determination Date thereof, a variable rate of interest equal to, at Administrative Agent’s election (i) the rate described as the “London Interbank Offered Rate” for the applicable Interest Period in the Money Rates section of The Wall Street Journal, or (ii) the rate of interest determined by Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the London interbank offered rate for U.S. Dollars for the applicable Interest Period based upon the information presented on Bloomberg, L.P., page “BBAM”, or such other page as may replace page BBAM on that service (the “Libor Index Page”), as of 11:00 a.m. (London time) on the day of determination of such LIBOR Rate. If the Libor Index Page or The Wall Street Journal ceases to provide such quotes, a comparable replacement, as determined by Administrative Agent, may be used by Administrative Agent. If on any date of determination (a) more than one “London Interbank Offered Rate” for the applicable Interest Period is published in The Wall Street Journal, or (b) more than one London interbank offered rate for the applicable Interest Period appears on the Libor Index Page, the highest of such rates will be the rate used for such day. Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.

“LIBOR Rate Loan” shall mean each portion of the outstanding Principal Balance of the Loans that is bearing interest at an applicable Adjusted LIBOR Rate.

“Loan” or “Loans” shall mean the loans from Lenders to Borrower in an amount not to exceed Thirty Eight Million One Hundred Thirty Thousand and No/100 Dollars ($38,130,000.00) in the aggregate, which are to be disbursed pursuant to this Agreement and which loans shall otherwise be governed by the provisions hereof.

“Loan Advance” shall mean a disbursement of all or any portion of the Loans.

“Loan Documents” shall mean this Agreement, the Mortgage, the Notes, the Assignment of Leases and Rents, the Assignment of Management Agreement, the Pledge Agreement, the Indemnity Agreement, the Guaranty, the Rate Management Agreement, if any, the Fee Letter, the UCC-1 financing statements to be filed against Borrower, the UCC-1 fixture filing to be recorded against the Real Property and every other document now or hereafter evidencing, securing or otherwise executed in conjunction with the Loans, together with all amendments, restatements, supplements and modifications thereof.

“Loan Expenses” shall mean, collectively, the expenses, charges, costs (including both hard costs and soft costs) and fees relating to the making, administration, negotiation, documentation or any other aspect of the Loans or relating to the performance of the Work, including, without limitation, Administrative Agent’s and Lenders’ reasonable attorneys’ fees and costs actually incurred at standard hourly rates (without regard to any statutory attorneys' fees provisions) in connection with the negotiation, documentation and enforcement of the Loans, the fees of the Consultant, all recording fees and charges, title insurance charges and premiums, escrow fees, fees of insurance consultants, costs of surveys and of other bonds required by the Title Company in connection with clearing title to the Real Property or the issuance of title reports, binders, policies and the like, and all other costs, expenses, charges and fees referred to in or necessitated by the terms of this Agreement or any of the other Loan Documents.

“Loan Opening Date” shall mean the date of this Agreement.

“Material Adverse Occurrence” shall mean an occurrence of any nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which materially adversely affects the financial condition or operations of Borrower and/or any Guarantor, with respect to the Project such that the Borrower and/or any Guarantor (as applicable) no longer meets any material requirement or threshold used by Administrative Agent in underwriting the Loan, or materially impairs the ability of Borrower and/or any Guarantor to perform its obligations under the Loan Documents or the ability of Administrative Agent or any Lender to enforce its rights or remedies under the Loan Documents.

“Material Subcontract” shall mean those certain contacts for subcontractor work by and between Borrower or Contractor and the following entities: (i) Eagle Excavating, (ii) Earth Tech, (iii) Atlanta Precast, (iv) Arango, (v) Roswell, (vi) Sunshine State, (vii) JR Hobbs, (viii) FLSA, and (ix) Power Design.

“Maturity Date” shall mean the Initial Maturity Date or the Extended Maturity Date, as applicable and as they may be earlier terminated or extended in accordance with the terms of this Agreement.

“Mortgage” shall mean the Deed to Secure Debt, Security Agreement, Assignment of Leases and Rents and Fixture Filing encumbering the Property dated as of even date herewith by Borrower for the benefit of Administrative Agent for the benefit of the Lenders to secure the Loans, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Net Operating Income” shall mean all Gross Revenues minus all Operating Expenses.

“Non-Consenting Lender” has the meaning ascribed to such term in Section 10.12(g) of this Agreement.

“Note” or “Notes” shall mean the Promissory Note or Promissory Notes evidencing the Loans to Borrower payable to the order of each Lender in the maximum principal amount of such Lender’s Commitment, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Notional Interest Rate” shall mean a rate of interest equal to the greatest of (i) the interest rate of six percent (6.0%) per annum and (ii) the aggregate per annum rate equal to the Treasury Rate plus two and one-half percent (2.5%) and (iii) the actual rate of interest accruing on the Loans as of the Determination Date taking into account any interest rate risk management agreement that exists).

“Obligations” means, individually and collectively: (a) the aggregate Principal Balance of, and all accrued and unpaid interest on, all Loans; (b) all Rate Management Obligations; and (c) all other indebtedness, liabilities, obligations, covenants and duties of Borrower and the other Obligors owing to Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Obligors” shall mean any Person now or hereafter primarily or secondarily obligated to pay all or any part of the Obligations, including, without limitation, Borrower and the Guarantors.

“OFAC” has the meaning ascribed to such term in Section 7.17 of this Agreement.

“Operating Expenses” shall mean the greater of (i) the estimated annual expenses with respect to the operation or the ownership of the Property as set forth in the most current appraisal of the Property in Administrative Agent’s possession, and (ii) all actual expenditures of all kinds for the applicable Calculation Period (excluding any extraordinary non-recurring expenses), borne by Borrower without actual reimbursement, calculated on an annualized basis, made with respect to the operation or the ownership of the Property in the normal course of business determined on an accrual basis consistent with industry standards for such period (as determined by GAAP including, but not limited to, as applicable, expenditures for taxes (assuming the full assessment of the Property as provided and confirmed by the applicable taxing authorities, provided however, such assumption shall not include any abatement of the taxes on the Improvements during the term of the Loans), insurance, repairs, replacements, maintenance, tenant improvements, leasing commissions, management fees (such management fees to be in an amount equal to the greater of (a) the actual fees due under the Property Management Contract (or any replacement thereof as approved by Administrative Agent) and (b) three percent (3%) per annum), salaries, advertising expenses, professional fees, wages and utility costs, amounts payable with respect to the Property under or with respect to any title exceptions reasonably permitted by Administrative Agent and reserves for repairs and replacements and for capital expenditures (such reserves for capital expenditures to be in an amount equal to Two Hundred Fifty and No/100 Dollars ($250.00) per unit per annum) and reasonable additions thereto; but expressly excluding: (a) any debt service on the Notes, (b) expenditures made out of reserves previously created; and (c) non-cash charges, specifically including depreciation. Notwithstanding the foregoing, if at the time of any determination of Operating Expenses under this Agreement, the expenses cited in the appraisal referred to in part (i) of this definition are greater than the expenses referenced in part (ii) of this definition, Administrative Agent shall consider in good faith and acting with reasonable discretion whether to approve and utilize such expenses in determining the Operating Expenses.

“Owner” has the meaning ascribed to such term in Section 7.14(d) of this Agreement.

“Participant” has the meaning ascribed to such term in Section 10.11(b) of this Agreement.

“Permitted Exceptions” shall mean the exceptions to the title of the Real Property listed on Exhibit C attached hereto and all Leases of the Property (approved by Administrative Agent if such approval is required) hereafter executed in accordance with the terms of the Loan Documents.

“Permitted Transfers” means the following so long as (i) the original guaranties signed by each party comprising Guarantor remain in full force and effect (unless replaced by a Replacement Guarantor in accordance with this Agreement) and (ii) management of the Project (including, without limitation, management of the construction of the Project if construction has not been completed) remains reasonably satisfactory to the Administrative Agent:

(c)          a Transfer by devise or descent or by operation of law upon the death of an individual member, partner or shareholder of any Person that is an indirect legal or beneficial owner of Borrower;

(d)          a Transfer of the membership interests in BR/CDP CB Venture LLC (“Venture”), the sole manager of Borrower and a beneficiary of the BR/CDP Cheshire Bridge Trust (the “Trust”), the sole member of Borrower, by BR Cheshire Member, LLC (“BR Member”) to CB Developer LLC, a Georgia limited liability company (the “CDP Member”);

(e)          as long as the Control Condition remains satisfied after the Transfer, any Transfer of direct or indirect ownership interests in CDP Member or in any entity which owns, directly or indirectly, any ownership interests in CDP Member or any such owner of any direct or indirect ownership interests in CDP Member;

(f)          a Transfer of interests in BR Member by Bluerock Special Opportunity + Income Fund III, LLC, (together with any permitted successor or assign, the “Existing Member”) or a direct or indirect interest in an Existing Member to another Existing Member or to Affiliates of BR Member, further provided after such Transfer (i) the BR Member continues to be Controlled, directly or indirectly, by Bluerock Real Estate, L.L.C. and/or BR REIT; (ii) BR Member continues to be a member of Venture and Venture continues to be both the sole manager of CB Owner, LLC and a beneficiary of the Trust and (iii) the Trust continues to be the sole member of Borrower;

(g)          a Transfer of direct or indirect interests in BR Member by (1) the admission of Bluerock Residential Growth REIT, Inc (“BR REIT”), Bluerock Residential Holdings, LP (“BR Operating Partnership”) or an Affiliate directly or indirectly owned and controlled by BR REIT or BR Operating Partnership as a preferred equity member of BR Member holding typical preferred equity rights in BR Member as the owners of BR Member approve, including but not limited to, the right to a preferred return with respect to the other members of BR Member, consent rights over certain major decisions of BR Member, additional management control over BR Member in the event of a default under the preferred equity terms, and the right to dilute the ownership and other rights of the other members of BR Member in connection with any failure to comply with the preferred equity terms (and the associated modification of the limited liability company agreement of BR Member in order to reflect such terms), (2) the conversion of such preferred equity membership interest, anticipated to occur within six (6) months before or after the stabilization of the Property, into a common membership interest in, and management control over, BR Member by the preferred equity party (and the associated modification of the limited liability company agreement of BR Member to reflect such terms), and (3) the redemption by the BR Member of the preferred equity party’s preferred equity membership interest in accordance with the terms of Article X of the Bluerock Member’s operating agreement; provided after such Transfer (i) Administrative Agent receives written notice of, and an organizational chart reflecting, the new structure; (ii) BR Member continues to be a member of Venture and Venture continues to be both the sole manager of Borrower and a beneficiary of the Trust; (iii) the Trust continues to be the sole member of the Borrower; and (iv) the parties exercising Control of Borrower, including without limitation principals of the Guarantors, continue to maintain substantially the same degree of Control, directly or indirectly, over Borrower as they did on the date of this Agreement;

(h)          a Transfer (including any issuance or redemption) of non-controlling membership interests, corporate stock, partnership interests or other ownership interests in any direct or indirect owner of the BR Member, including the Existing Members and, following a Transfer pursuant to subsection (e) above, BR REIT and/or BR Operating Partnership (or an Affiliate directly or indirectly owned or controlled by BR REIT or BR Operating Partnership (the “Affected Entity”), provided after such Transfer (i) the Affected Entity continues to be Controlled by the same Person or Persons that Controlled the Affected Entity prior to such Transfers; (ii) BR Member continues to be a member of Venture and Venture continues to be both the sole manager of Borrower and a beneficiary of the Trust; (iii) the Trust continues to be the sole member of Borrower; and (iv) the parties exercising Control of Borrower continue to maintain substantially the same degree of Control, directly or indirectly, over Borrower as they did on the date of this Agreement;

(i)          any Transfers, issuances or redemptions of direct or indirect ownership interests in CDP Member so long as following such Transfer: (1) the Control Condition is satisfied, (2) CDP Member continues to be Controlled by Catalyst Development Partners II, LLC and (3) no less than 51% of the ownership interests in Catalyst Development Partners II, LLC continue to be owned directly or indirectly by Robert Meyer, Mark Mechlowitz, Jorge Sardinas or Robert Fishal.

(j)          a transfer of direct or indirect interests in BR Member in conjunction with a sale of a majority (or all) of the outstanding shares (or partnership interests) of BR REIT or BR Operating Partnership, or a merger, combination or “roll-up” of BR REIT (or its operating partnership) into a partnership, limited liability company or other entity or participation in an UPREIT, DOWNREIT or similar transaction with a real estate investment trust or other entity (any of the foregoing hereinafter referred to as a “REIT Sale”), where the succeeding entity has a net worth and liquidity no less than the greater of (a) $200,000,000 and $25,000,000, or (b) that of BR REIT or BR Operating Partnership, its operating partnership, as the case may be, have on the date of the transfer and is engaged in the business of owning and operating commercial real estate properties.;

(k)          a transfer of membership interests in Venture by the CDP Member to the BR Member (and the corresponding transfer of the tenant in common/beneficial trust interests of Commander Habersham, LLC and Duke of Lexington, LLC to the BR Member); provided, however, that notwithstanding anything to the contrary contained herein, any Transfer of membership interests in Venture by CDP Member to BR Member pursuant to the buy/sell provisions in the operating agreement of Venture or any other Transfer that results in CDP Member no longer being a Manager of Venture and neither the CDP Member nor any principals of the Guarantors exercising substantially the same degree of Control, directly or indirectly, over Venture as they exercised on the date of this Agreement, shall be subject to the prior written approval of Administrative Agent in Administrative Agent’s sole but reasonable discretion; and

(l)          a transfer of the tenant in common/beneficial trust interests held by Commander Habersham, LLC and Duke of Lexington, LLC to one another or to Venture, whether pursuant to the exercise of remedies under the Tenant in Common Documents or otherwise.

For purposes hereof “Control Condition” will mean that the current guarantors will continue to exercise substantially the same degree of control over the Borrower and Venture as they do at Closing or if the BR REIT has become a Replacement Guarantor, the BR REIT continues to exercise substantially the same degree of control over the Borrower and Venture as it does at the time that it became the Replacement Guarantor .

“Person” shall mean any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.

“Personal Property” shall have the meaning ascribed to such term in the Mortgage.

“Plans and Specifications” shall mean, collectively, the architectural and engineering plans and specifications relating to the Work, or any portion thereof, all of which must be acceptable to Administrative Agent in its sole but reasonable discretion.

“Post-Foreclosure Plan” shall have the meaning ascribed to such term in Section 10.13.

“Prime Rate” shall mean an annual rate of interest equal to the prime rate as announced from time to time by Administrative Agent or its parent (which is not necessarily the lowest rate charged to any customer), adjusted and changing immediately when and as said prime rate changes.

“Principal Balance” shall mean the unpaid principal balance of the Loans outstanding from time to time.

“Principal Office” shall mean 120 S. LaSalle Street, Chicago, Illinois 60603.

“Project” shall mean a multi-family development with 282 Class “A” apartment units and related Improvements to be developed in accordance with the terms of this Agreement.

“Project Costs” shall mean all costs required to complete the Project, including, without limitation, each of the following items, but only to the extent specifically set forth in the Budget and only to the extent specifically required to complete the Project:

(a)          The actual hard costs of completing construction of the Improvements, including demolition and environmental remediation costs, if any;

(b)          The actual costs of acquiring the Land and acquiring and installing the Personal Property;

(c)          Premiums for title, casualty, liability and other insurance required by Administrative Agent;

(d)          The cost of recording and filing the applicable Loan Documents;

(e)          Real estate taxes and other assessments which Borrower is obligated to pay during the term of the Loans;

(f)          Interest, fees and similar charges payable by Borrower to Administrative Agent or any Lender hereunder or under the Notes or any of the other Loan Documents;

(g)          Legal and other closing costs;

(h)          Architectural and consulting fees;

(i)          The Development Fee (paid over twenty-two (22) months in equal monthly installments);

(j)          Such other soft costs as may be set forth in the Budget or as may be hereafter approved in writing by Administrative Agent; and

(k)          All other Loan Expenses.

“Property” shall mean the Real Property and the Personal Property (whether before or after completion of the Work) and all other tangible and intangible assets benefitting or otherwise appertaining to the Project, including, without limitation, all of the collateral for the Loans described in the Loan Documents.

“Property Management Contract” shall mean that certain Management Agreement to be executed post-closing by and between Borrower and the Property Manager, as amended, restated, modified or supplemented in accordance with the terms of this Agreement.

“Property Manager” shall mean Greystar Real Estate Partners LLC, who shall serve as the property manager for the Property in connection with the terms of the Property Management Contract.

“Purchase Notice” has the meaning ascribed to such term in Section 3.7(b) of this Agreement.

“Purchasing Party” has the meaning ascribed to such term in Section 10.12(g) of this Agreement.

“Rate Management Agreement” shall mean any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including, without limitation, any ISDA Master Agreement between Borrower and Administrative Agent or any Affiliate of Administrative Agent, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Rate Management Obligations” shall mean any and all obligations of Borrower to Administrative Agent or any Affiliate of Administrative Agent, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Real Property” shall mean the Land, the Improvements and all easements and appurtenants thereto.

“Register” has the meaning ascribed to such term in Section 10.11(d) of this Agreement.

“Regulatory Change” shall mean, with respect to any Lender, any change in Applicable Law effective after the date hereof (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

“Requisite Lenders” shall mean, as of any date, Lenders whose aggregate Commitment Percentage equals or exceeds sixty-six and two thirds of one percent (66-2/3%) (excluding Defaulting Lenders who, accordingly, are not entitled to vote), or if the Commitments (or any part thereof) are no longer in effect, Lenders holding at least sixty-six and two thirds of one percent (66-2/3%) of the aggregate outstanding principal amount of the Loans (excluding Defaulting Lenders who, accordingly, are not entitled to vote).

“Replacement Guarantor” shall mean any Person who becomes a Guarantor in accordance with this Agreement and replaces one or more of the original Guarantors.

“Reserves” shall mean the reserves described in Section 3.1(b) of this Agreement.

“Retainage” shall mean the portion of each Loan Advance retained by Administrative Agent in accordance with Section 5.2 of this Agreement.

“Second Extended Maturity Date” shall mean December 16, 2020.

“Second Extension Option” has the meaning ascribed to such term in Section 3.5(b) of this Agreement.

“Second Extension Request” has the meaning ascribed to such term in Section 3.5(b)(i) of this Agreement.

“Signing Entity” shall mean any entity (other than Borrower itself) that appears in the signature block of Borrower in any Loan Document, if any.

“State” shall mean the state in which the Real Property is located.

“Subcontractor” shall mean any person or entity having a contract with Contractor or any Subcontractor for the construction, equipping or supplying by such Subcontractor of any portion of the Project.

“Subcontracts” shall mean all subcontracts now or hereafter entered into by the Contractor or Borrower for the construction of any of the Improvements or the installation of any of the Personal Property or the performance of any other aspect of the Work, together with all sub-subcontracts, material or equipment purchase orders, equipment leases and other agreements entered into by the Contractor, any Subcontractor or any other party supplying labor or materials in connection with the Work.

“Survey” shall mean the plat of survey of the Real Property as described in Section 4.2 of this Agreement.

“Taking” has the meaning ascribed to such term in Section 10.10 of this Agreement.

“Taxes” has the meaning ascribed to such term in Section 3.8 of this Agreement.

“Tenant” shall mean each tenant hereafter occupying space at the Real Property pursuant to a Lease.

“Title Company” shall mean Calloway Title and Escrow, LLC as agent for First American Title Insurance Company.

“Title Policy” shall mean the title insurance policy described in Section 4.4 of this Agreement.

“Treasury Rate” shall mean the yield (converted as necessary to an annual interest rate) on the United States Treasury Security (as hereinafter defined) having a maturity date closest to ten (10) years from the Determination Date as displayed in the Bloomberg Financial Markets system at approximately 8:00 a.m. Chicago, Illinois time on the second (2nd) Business Day preceding the Determination Date, provided, however, if the Bloomberg Financial Markets system is no longer available, Administrative Agent, in its sole discretion, shall designate another daily financial or governmental news service or publication of national circulation to be used to determine such yield and/or such spread. As used herein “United States Treasury Security” shall mean any actively traded United States Treasury bond, bill or note, and if more than one issue of United States Treasury Security is scheduled to mature on or about ten (10) years from the Determination Date then to the extent possible, the United States Treasury Security maturing closest and prior to the tenth (10th) anniversary of the Determination Date will be chosen as the basis of the yield.

“Type” shall mean with respect to any Loan, refers to whether such Loan is a LIBOR Rate Loan or Base Rate Loan.

“Unmatured Default” shall mean an event or circumstance that with the giving of notice, the passage of time, or both, would constitute an Event of Default: provided no Unmatured Default shall prohibit Borrower from exercising any rights hereunder, realizing any benefits hereunder or obtaining or realizing any threshold or benchmark set forth in the Loan Documents if the event or circumstance that constitutes the Unmatured Default is cured within the applicable cure period. By way of example, an Unmatured Default shall not prohibit or impede (i) Borrower’s ability to extend the term of the Loan pursuant to Section 3.5 hereof, or (ii) the reduction of the Principal Cap pursuant to the terms of any Guaranty if the event or circumstance that constitutes the Unmatured Default is cured within the applicable cure period.

“Work” shall mean the performance of all work to be performed and the supplying of all materials to be supplied in connection with the building, furnishing, fixturing and equipping of the Project, all in accordance with the provisions of this Agreement and with the Plans and Specifications, the Budget and the other documentation approved by Administrative Agent and as necessary to receive a final certificate of occupancy from the appropriate governing municipality.

SECTION 3.
LOAN TERMS

3.1.         Commitments, Loans and Notes.

(a)          Generally. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make Loans to Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment less such Lender’s Commitment Percentage of the Reserves; provided that, the Lenders shall not be required to disburse any Loan Advances at any time that the Loan is not In Balance or if the requested disbursement would cause the Loan to not be In Balance. Borrower shall request and Lenders shall be required to make, subject to the terms and conditions provided herein, disbursements of the Loan not more frequently than once each calendar month, except as otherwise reasonably approved by Administrative Agent. Administrative Agent, on account of the Lenders, may at any time take such action as it deems appropriate to verify that the conditions precedent to each disbursement have been satisfied, including, without limitation, verification of any amounts due under the Construction Contract or any Subcontract. Borrower agrees to cooperate with Administrative Agent in any such action. If in the course of any such verification, any amount shown on any contract or Subcontract entered into for the performance of any portion of the Work, or any application for payment, sworn statement or waiver of lien is subject to a possible discrepancy, Borrower shall resolve such discrepancy to Administrative Agent’s reasonable satisfaction prior to any disbursements being made. Borrower hereby requests and authorizes Administrative Agent to make Loan Advances directly to itself or the Lenders, as applicable, for payment and reimbursement of all Loan Expenses incurred by the Lenders and Administrative Agent in connection with the Loans.

(b)          Reserves. In addition to any reserves for specific line items that are already established in the Budget, Administrative Agent, on behalf of the Lenders, may establish and set aside out of the undisbursed proceeds of the Loans, reserves (collectively, the “Reserves”) in such amounts as may be reasonably estimated by Administrative Agent from time to time to provide for payment of the items of any Project Cost as the same may accrue or become payable prior to the repayment in full of the Loan. Except as may be approved in advance by Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), amounts set aside as Reserves shall not be available for disbursement to Borrower for any purpose other than payment of the item or group of items for which the Reserve was established. Based upon the facts then available to Administrative Agent, Administrative Agent may adjust and reallocate the amount of any Reserve from time to time upon delivery of prior written notice to Borrower. Items for which Reserves may be established shall include, but not be limited to, (i) Loan Expenses, (ii) interest on the Loans, (iii) real estate taxes and assessments, (iv) premiums on insurance policies and bonds (if any) required to be furnished by Borrower hereunder, (v) leasing commissions and tenant improvements, if applicable, and (vi) contingencies. The reasonable determination of the amount of the Reserves by Administrative Agent from time to time, and the reasonable estimates made by Administrative Agent from time to time in connection therewith, shall be controlling; provided that the calculations of such determinations and estimates shall be provided to Borrower upon request therefor. Interest shall not accrue on the Reserves until same are disbursed. Provided that no Unmatured Default or Event of Default has occurred and is continuing under this Agreement or any of the other Loan Documents, Administrative Agent shall disburse the Reserves for the purposes and uses thereof, by paying the items for which the Reserves were set aside, or by reimbursing Borrower for having paid the same upon production of satisfactory evidence of such payments.

(c)          Notes. The Loans made by each Lender shall be evidenced by certain Promissory Notes of Borrower, each substantially in the form of Exhibit B hereto, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender. The date, amount and type of each advance and payment or prepayment of principal with respect thereto, each Continuation thereof, and, in the case of LIBOR Rate Loans, the length of each Interest Period with respect thereto, shall be recorded by each Lender on its books and (at the discretion of each Lender) endorsed by each Lender on the schedules annexed to and constituting a part of its Note. Each such recordation, to the extent consistent with the reasonable determination of Administrative Agent, shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error. The Note of each Lender shall (i) be dated the date hereof or, if a Lender’s interest is hereafter assigned, the effective date of such assignment, (ii) be stated to mature on the Maturity Date, and (iii) provide for the payment of principal and interest in accordance with Section 3.3 hereof.

(d)          Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

(e)          Fees. Administrative Agent has fully earned a non-refundable loan fee in the amount set forth in the Fee Letter and certain construction administrative fees as set forth in the Fee Letter.

(f)          Replacement Guarantors. Borrower's Obligations hereunder are guaranteed by the Guarantors pursuant to the Guaranty. Any provision of this Agreement or any other Loan Document to the contrary notwithstanding, in the event of death or incapacity of any Guarantor, no Event of Default shall be deemed to have occurred provided, that (i) management of the Project (including, without limitation, management of the construction of the Project if construction has not been completed) remains satisfactory to Administrative Agent and (ii) a Replacement Guarantor satisfactory to Administrative Agent in its sole discretion executes a Guaranty in substantially the same form as the Guaranty signed by the deceased or incapacitated Guarantor. Bluerock Residential Growth REIT, Inc. shall be deemed an acceptable Replacement Guarantor for part (ii) above as long as it can demonstrate to Administrative Agent’s reasonable satisfaction that its publicly reported liquidity is in excess of $15,000,000.00 and it is not in default under any material agreement, indenture or instrument to which it is a party or by which it is bound.

3.2.         Interest Rates, Late Charges.

(a)          Interest Rate. Borrower promises to pay to Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan, to (but excluding) the date such Loan shall be paid in full, at the Adjusted LIBOR Rate for such Loan for the Interest Period therefore, subject to Section 3.2(b), Section 3.9(a), Section 3.9(a), and Section 3.9(b) hereof.

(b)          Default Rate. Upon the occurrence of an Event of Default under this Agreement or any of the other Loan Documents and thereafter until such Event of Default is cured (to the satisfaction of Administrative Agent), and after the Maturity Date or following the acceleration of the maturity of the Loans, Administrative Agent, at its option, may, if permitted under Applicable Law, increase the rate of interest on the Principal Balance and any other amounts then owing by Borrower to Administrative Agent or Lenders to the Default Rate until paid in full.

(c)          Late Charge. If any payment under this Agreement or any other Loan Document is not made within five (5) days after such payment is due (except for any principal payment due on the Maturity Date), and such failure of timely payment is not caused (in whole or in part) by any wrongful act, wrongful failure or wrongful delay by Administrative Agent or any Lender, then, in addition to the payment of the amount so due, Borrower shall pay to Administrative Agent for the account of Lenders a “late charge” equal to five percent (5.0%) of the amount of that payment. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Administrative Agent. Borrower agrees that the damages to be sustained by the Lenders for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents ($0.05) for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

(d)          Number of Interest Periods. N/A

(e)          Minimum Amounts for Borrowings. N/A

(f)          Computations. Unless otherwise expressly set forth herein, any accrued interest on any Loan, any fees or any other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.

(g)          Initial Interest Period. The Interest Period shall be a one-month Interest Period.

(h)          Continuation. Each LIBOR Rate Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Rate Loan with a one-month Interest Period.

(i)          Usury. In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify the respective Lender in writing that Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Borrower under Applicable Law. Borrower agrees to the effective rate of interest provided herein plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by Borrower in connection with the Notes or this Agreement.

(j)          Agreement Regarding Interest and Charges. The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 3.2(a) and Section 3.3(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, up-front fees, commitment fees, facility fees, unused fee, exit fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, reasonable attorneys’ fees and costs actually incurred at standard hourly rates (without regard to any statutory attorneys' fees provisions) and reimbursement for costs and expenses paid by Administrative Agent or any Lender to third parties or for damages incurred by Administrative Agent or any Lender, or any other similar amounts are charges made to compensate Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. Any use by Borrower of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of Borrower. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

3.3.         Payments.

(a)          Payments of Interest. Commencing January 1, 2016 and on the first (1st) day of each calendar month thereafter, Borrower shall pay accrued interest on each Loan in arrears. In addition, upon the payment, prepayment or Continuation of such Loan, Borrower shall pay accrued interest on the principal amount so paid, prepaid, or Continued. Interest payable at the Default Rate shall be payable from time to time on demand, in accordance with the provisions of Section 3.2(b). Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower. All determinations of an Interest Rate hereunder, made by Administrative Agent in accordance with the applicable provisions of this Agreement, shall be conclusive and binding on the Lenders and Borrower for all purposes, absent manifest error.

(b)          Principal Payments. In addition to the interest payments required to be made pursuant to Section 3.3(a) above, in the event Borrower elects to extend the Initial Maturity Date pursuant to Section 3.5 below, Borrower shall make monthly payments of principal, each of which shall equal the principal portion of the payment for the applicable month that would be due based upon an amortization of the full committed Loan amount over a period of thirty (30) years using an assumed interest rate of six percent (6%) per annum. For clarification, if Borrower exercises the “First Extension Option” as provided in Section 3.5 below, the monthly principal payments that shall be due during such extension shall be the first twelve (12) payments from said amortization schedule and, if Borrower exercises the “Second Extension Option” as provided in Section 3.5 below, the monthly principal payments that shall be due during such extension will be the principal portion of the thirteenth (13th) through the twenty-fourth (24th) payments from said amortization schedule.

(c)          Repayment of Loans. Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement on the Maturity Date (as the same may be extended pursuant to Section 3.5, hereunder).

3.4.         Prepayments.

(a)          Optional. Subject to Section 3.9(d) and except for any Rate Management Obligations, if applicable, Borrower may prepay in whole or in part any Loan at any time without premium or penalty. Borrower shall give Administrative Agent at least ten (10) days prior written notice of the prepayment of any Loan. Prepayments shall be accompanied by the payment of all accrued interest on the amount so prepaid and, in the case of prepayments of each LIBOR Rate Loan, by the amounts set forth in Section 3.9(a)(i) and Section 3.9(d), if applicable.

(b)          Mandatory. If at any time the aggregate principal amount of all outstanding Loans, exceeds the amount of the total Commitment in effect at such time, Borrower shall immediately pay to Administrative Agent for the accounts of the Lenders the amount of such excess. Such payment shall be applied by Administrative Agent to pay all amounts of principal outstanding on the Loans. If Borrower is required to pay any outstanding LIBOR Rate Loans by reason of this Section 3.4(b) prior to the end of the applicable Interest Period therefor, Borrower shall pay all amounts due under Section 3.9(d).

(c)          Out of Balance Payments. If Administrative Agent deems the Project to not be In Balance, Borrower shall, within five (5) Business Days after written request by Administrative Agent, deposit into an account maintained by Administrative Agent (and hereby pledged to Administrative Agent for the benefit of the Lenders as additional security for the Loans) an amount equal to the amount Administrative Agent in its sole discretion determines is required in order for the Loan to be In Balance; provided that if the Work has been completed, Borrower shall prepay the Loan by such amount rather than make such deposit. The sums thus deposited (but not the sums prepaid, if applicable, per the proviso in the preceding sentence) with Administrative Agent will be disbursed by Administrative Agent to complete the Work prior to any further disbursement of Loan proceeds. No interest shall be payable to Borrower on the amounts so deposited pursuant to this subparagraph.

3.5.         Extension of Maturity Date.

(a)          First Extension Option. Borrower shall have the option (the “First Extension Option”) to extend the Initial Maturity Date to the First Extended Maturity Date upon satisfaction of the following conditions precedent which must be satisfied prior to the Initial Maturity Date:

(i)          Extension Request. Borrower shall deliver written notice of such request (the “First Extension Request”) to Administrative Agent not later than the date which is sixty (60) days prior to the Initial Maturity Date;

(ii)         Payment of the Extension Fee. Borrower shall pay to Administrative Agent an extension fee for such extension in the amount of Ninety-Five Thousand Three Hundred Twenty-Five and No/100 Dollars ($95,325.00);

(iii)        No Default. On the date the First Extension Request is submitted and on the Initial Maturity Date, there shall exist no Unmatured Default or Event of Default;

(iv)        DSCR. As of the date of the First Extension Request, the Project has achieved a Debt Service Coverage Ratio of not less than 1.15 to 1.0;

(v)         Loan to Value. The aggregate Commitment of the Lenders shall not exceed seventy percent (70%) loan-to-value ratio on an “as-is” basis as determined by Administrative Agent based upon an appraisal satisfactory to Administrative Agent, at Borrower’s cost (which appraisal shall be a then current appraisal, at Borrower’s cost, if required by Administrative Agent);

(vi)        Completion of Project. At the time of the First Extension Request, (i) the lien-free full completion of the Work and the construction of the Improvements shall have been completed in a manner acceptable to Administrative Agent acting in good faith, in accordance with the Loan Documents and the Construction Schedule, and substantially in accordance with the Plans and Specifications; and (ii) a final certificate of occupancy with respect to the Project shall have been issued by the applicable governmental authority. For the purposes of this provision, the completion of the Work and the construction of the Improvements shall be deemed to occur only at such time as Administrative Agent has received the following: (A) a certificate of completion from the Architect attesting to final completion of the Work, (B) a certificate of occupancy for the Project, and (C) construction date-down and interim mechanics’ lien endorsements to the Title Policy.

(vii)       Compliance Certificate; Financial Statements. Borrower shall have delivered to Administrative Agent (i) a Compliance Certificate executed by Borrower which shall be certified by Borrower as fairly and accurately presenting the information contained therein, (ii) compliance certificates in such form and content as may be reasonably required by Administrative Agent from each of the parties that comprise Guarantor as required under the Loan Agreement to confirm their collective compliance with the liquidity and net worth covenants in Section 11 of the Guaranty and (iii) current financial statements regarding Borrower and each Guarantor (dated not earlier than thirty (30) days prior to the First Extension Request) and all other financial statements and other information as may be required under the Loan Documents regarding Borrower, each Guarantor and the Property, and there shall not have occurred, in the reasonable opinion of Administrative Agent, any Material Adverse Occurrence or any event or condition which materially adversely affects the financial condition or operations of the Property or any material adverse change in any other state of facts submitted to Administrative Agent or any of the Lenders in connection with the Loan Documents, from that which existed on the date of this Agreement;

(viii)      Costs and Expenses. Whether or not the extension becomes effective, Borrower shall pay all actual out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including, without limitation, appraisal fees, environmental audit and legal fees; all such costs and expenses incurred up to the time of Administrative Agent’s written agreement to the extension shall be due and payable prior to Administrative Agent’s execution of that agreement (or if the proposed extension does not become effective, then upon demand by Administrative Agent), and any future failure to pay such amounts shall constitute an Event of Default under the Loan Documents ;

(ix)         Regulatory Requirements. All applicable regulatory requirements, including appraisal requirements, shall have been satisfied with respect to the extension; and

(x)          Additional Documents; Searches. Not later than the Initial Maturity Date, (A) the extension shall have been consented to and documented to Administrative Agent’s reasonable satisfaction by Borrower, each Guarantor, Administrative Agent, and all other parties deemed reasonably necessary by Administrative Agent; (B) Administrative Agent shall have been provided with such information as Administrative Agent shall reasonably require to confirm that the parties comprising Guarantor collectively have minimum liquidity of at least Ten Million and No/100 Dollars ($10,000,000.00) and minimum net worth of at least Twenty Million and No/100 Dollars ($20,000,000.00); and (C) Administrative Agent shall have been provided with updated title report and judgment and lien searches, and appropriate title insurance endorsements shall have been issued as reasonably required by Administrative Agent.

(b)          Second Extension Option. Borrower shall have the option (the “Second Extension Option”) to extend the first Extended Maturity Date to the Second Extended Maturity Date upon satisfaction of the following conditions precedent which must be satisfied prior to the First Extended Maturity Date:

(i)          Extension Request. Borrower shall deliver written notice of such request (the “Second Extension Request”) to Administrative Agent not later than the date which is sixty (60) days prior to the First Extended Maturity Date;

(ii)         Payment of the Extension Fee. Borrower shall pay to Administrative Agent an extension fee for such extension, in the amount Ninety-Five Thousand Three Hundred Twenty-Five and No/100 Dollars ($95,325.00);

(iii)        No Default. On the date the Second Extension Request is submitted and on the First Extended Maturity Date, there shall exist no Unmatured Default or Event of Default;

(iv)        DSCR. The Project has achieved (as of the date of the Second Extension Request) a Debt Service Coverage Ratio of not less than 1.25 to 1.0;

(v)         Loan to Value. The aggregate Commitment of the Lenders shall not exceed seventy percent (70%) loan-to-value ratio on an “as stabilized” basis as determined by Administrative Agent based upon an appraisal reasonably satisfactory to Administrative Agent, at Borrower’s cost (which appraisal shall be a then current appraisal, at Borrower’s cost, if required by Administrative Agent);

(vi)        Compliance Certificate; Financial Statements. Borrower shall have delivered to Administrative Agent (i) a Compliance Certificate executed by Borrower which shall be certified by Borrower as fairly and accurately presenting the information contained therein, (ii) compliance certificates in such form and content as may be reasonably required by Administrative Agent from each of the parties that comprise Guarantor as required under the Loan Agreement to confirm their collective compliance with the liquidity and net worth covenants in Section 11 of the Guaranty and (iii) current financial statements regarding Borrower and each Guarantor (dated not earlier than thirty (30) days prior to the Second Extension Request) and all other financial statements and other information as may be required under the Loan Documents regarding Borrower, each Guarantor and the Property, and there shall not have occurred, in the reasonable opinion of Administrative Agent, any Material Adverse Occurrence or any event or condition which materially adversely affects the financial condition or operations of the Property or any material adverse change in any other state of facts submitted to Administrative Agent or any of the Lenders in connection with the Loan Documents, from that which existed on the date of this Agreement;

(vii)       Costs and Expenses. Whether or not the extension becomes effective, Borrower shall pay all actual out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including, without limitation, appraisal fees, environmental audit and legal fees; all such costs and expenses incurred up to the time of Administrative Agent’s written agreement to the extension shall be due and payable prior to Administrative Agent’s execution of that agreement (or if the proposed extension does not become effective, then upon demand by Administrative Agent), and any future failure to pay such amounts shall constitute an Event of Default under the Loan Documents ;

(viii)      Regulatory Requirements. All applicable regulatory requirements, including appraisal requirements, shall have been satisfied with respect to the extension; and

(ix)         Additional Documents; Searches. Not later than the First Extended Maturity Date, (A) the extension shall have been consented to and documented to Administrative Agent’s reasonable satisfaction by Borrower, each Guarantor, Administrative Agent, and all other parties deemed reasonably necessary by Administrative Agent; (B) Administrative Agent shall have been provided with such information as Administrative Agent shall reasonably require to confirm that the parties comprising Guarantor collectively have minimum liquidity of at least Ten Million and No/100 Dollars ($10,000,000.00) and minimum net worth of at least Twenty Million and No/100 Dollars ($20,000,000.00); and (C) Administrative Agent shall have been provided with an updated title report and judgment and lien searches, and appropriate title insurance endorsements shall have been issued as reasonably required by Administrative Agent.

(x)          First Extension. Borrower shall have extended the Initial Maturity Date to the First Extended Maturity Date in accordance with the terms and provisions of Section 3.5(a) above.

3.6.         Payments, Fees and Other General Provisions.

(a)          Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 3.6(b) and Section 3.6(d), Administrative Agent on behalf of the Lenders, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of Borrower with Administrative Agent. Borrower shall, at the time of making each payment under this Agreement or any Note, specify to Administrative Agent the amounts payable by Borrower hereunder to which such payment is to be applied. Each payment received by Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender as provided by separate wiring instructions from such Lender no later than one (1) Business Day after receipt. If Administrative Agent fails to pay such amount to a Lender as provided in the previous sentence, Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(b)          Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each borrowing from the Lenders under Section 3.1 shall be made from the Lenders, (ii) each payment of the fees under Section 3.1(e) shall be made for the account of the Lenders, pro rata according to the amounts of their respective Commitments; (iii) each payment or prepayment of principal of Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments; (iv) each payment of interest on Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with the amount of interest on such Loans then due and payable to the respective Lenders; (v) the making and Continuation of Loans of a particular Type (other than Conversions provided for by Section 3.9(f)) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Continuations of Loans) and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous; and (vi) the Lenders’ participation in, and payment obligations in respect of, Loans under Section 3.1, shall be in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Loans shall be for the account of the Lenders.

(c)          Advances by Administrative Agent. Unless Administrative Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to Administrative Agent the Loan to be made by such Lender on such date, Administrative Agent may assume that such Lender will make the proceeds of such Loan available to Administrative Agent on the date of the requested borrowing and Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Administrative Agent for the amount of such advance. Notwithstanding the preceding sentence, if Administrative Agent elects to make available to Borrower the amount of such Loan to be provided by such Lender before Administrative Agent has received the funds to be provided by such Lender, Administrative Agent agrees not to do so without Borrower’s consent. If, with Borrower’s consent, Administrative Agent makes available to Borrower the amount of such Loan to be provided by such Lender before Administrative Agent has received the funds to be provided by such Lender and then such Lender does not pay such corresponding amount upon Administrative Agent’s demand therefor, Administrative Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent at a per annum rate equal to (i) from Borrower at the applicable rate for such Loan as provided in Section 3.2 or (ii) from a Lender at the Federal Funds Rate. Subject to the terms of this Agreement, Borrower does not waive any claim that it may have against a Defaulting Lender. For clarification, the requirement in this Section 3.6(c) for Borrower’s consent in no way affects, reduces or impairs a Lender’s liability to Administrative Agent if, as permitted by this Section 3.6(c), Administrative Agent makes available to Borrower the amount of a Loan to be provided by such Lender even if Administrative Agent does so without Borrower’s consent.

(d)          Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to Borrower under this Agreement, or shall obtain payment on any other Obligation owing by Borrower through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to some or all of the Lenders pro rata in accordance with Section 3.6, such Lender shall promptly purchase from the other applicable Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by such other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the applicable Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.6. To such end, all the applicable Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.

(e)          Several Obligations. No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

3.7.         Defaulting Lenders.

(a)          Generally. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from Administrative Agent, then, in addition to the rights and remedies that may be available to Administrative Agent, Borrower or Lenders under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of Administrative Agent or to be taken into account in the calculation of all of the Lenders or the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder, in addition to the other rights and remedies which Administrative Agent, Borrower or Lenders may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Administrative Agent and either applied against the purchase price of such Loans under Section 3.7(b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

(b)          Purchase or Cancellation of Defaulting Lender’s Commitment. Promptly after any Lender becomes a Defaulting Lender, Administrative Agent shall deliver notice (“Default Notice”) of same to the other Lenders and Borrower. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitment as set forth in this Section 3.7(b). Any Lender desiring to exercise such right shall give written notice (“Purchase Notice”) thereof to Administrative Agent, such Defaulting Lender, the other Lenders and Borrower no sooner than two (2) Business Days and not later than fifteen (15) Business Days after Lenders receive the Default Notice and Defaulting Lender shall have an additional two (2) Business Days after receipt of the Purchase Notice to cure its default prior to Lender exercising such purchase right. If more than one Lender exercises such right resulting in greater funds than are necessary, the amount funded by each such Lender shall be reduced if necessary such that each purchasing Lender’s amount funded is in proportion to the Commitments of the other Lenders exercising such right (calculated without regard to the Commitments of the Defaulting Lender and any other Lender who has not elected to fund). If after such fifteenth (15th) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender and Defaulting Lender has not cured its default, then Borrower may, by giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee approved by Administrative Agent (such approval not to be unreasonably withheld or delayed) subject to and in accordance with the provisions of Section 10.11(c) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (except as expressly provided in this Section 3.7(b)) provided that Defaulting Lender shall have an additional two (2) Business Days after receipt of such termination notice from Borrower to cure its default. Administrative Agent shall provide commercially reasonable assistance to Borrower in finding an Eligible Assignee, but Administrative Agent shall not be in default hereunder or have any liability to Borrower or otherwise if an Eligible Assignee is not located, and neither Administrative Agent nor any Lender shall have any obligation whatsoever to fund any portion of the terminated commitment. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 10.11(c), shall pay to Administrative Agent an assignment fee in the amount of Three Thousand Five Hundred Dollars ($3,500.00). The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the Principal Balance of the Loans outstanding and owed by Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall (i) be entitled to retain any amount from the purchase price that is due Administrative Agent from such Defaulting Lender hereunder and (ii) apply against such purchase price (as a credit to the purchaser) any amounts retained by Administrative Agent that Administrative Agent shall pay to such Defaulting Lender upon the closing of the purchase. The Defaulting Lender shall be entitled to receive amounts owed to it by Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by Administrative Agent from or on behalf of Borrower. There shall be no recourse against any Lender or Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

3.8.         Taxes.

(a)          Taxes Generally. All payments by Borrower of principal of, and interest on, the Loans shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (x) franchise taxes, and (y) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then Borrower will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to Administrative Agent evidencing such payment to such Governmental Authority, upon receipt of request therefor; and

(iii) pay to Administrative Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by Administrative Agent or such Lender will equal the full amount that Administrative Agent or such Lender would have received had no such withholding or deduction been required.

(b)          Tax Indemnification. If Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, Borrower shall indemnify Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure. For purposes of this Section 3.8(b), a distribution hereunder by Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by Borrower.

(c)          Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to Borrower and Administrative Agent (but only so long as such Lender or Participant is or remains lawfully able to do so) such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, properly completed, currently effective and duly executed by such Lender or Participant indicating whether payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax or (ii) not subject to United States Federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Lender or Participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise wholly exempt; provided that nothing herein (including, without limitation, the failure or inability to provide any of such certificates, documents or other evidence) shall relieve Borrower of its obligations under this Section 3.8. In addition, any such Lender or Participant shall deliver to Borrower and Administrative Agent (but only so long as such Lender or Participant is or remains lawfully able to do so) further copies of any such certificate, document or other evidence on or before the date that any such certificate, document or other evidence expires or becomes obsolete.

3.9.         Yield Protection, etc.

(a)          Additional Costs; Capital Adequacy.

(i)          Additional Costs. Borrower shall promptly pay to Administrative Agent for the account of a Lender from time to time such amounts as such Lender may reasonably and in good faith determine to be necessary to reimburse such Lender for any costs incurred by such Lender that are not reasonably attributable to any act or failure on the part of Administrative Agent or any Lender and that it reasonably and in good faith determines are attributable to its making or maintaining of any LIBOR Rate Loans or its obligation to make any LIBOR Rate Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) materially changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.8(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Adjusted LIBOR Rate for such Loan) relating to-any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(ii)         Lender’s Suspension of LIBOR Rate Loans. Without limiting the effect of the provisions of Section 3.8(a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Lender to make or Continue LIBOR Rate Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 3.9(f) shall apply).

(iii)        Notification and Determination of Additional Costs. Each of Administrative Agent and each Lender agrees to notify Borrower of any event occurring after the date of this Agreement entitling Administrative Agent or such Lender to reimbursements under any of the preceding subsections of this Section 3.9(a) as promptly as practicable; provided, however, the failure of Administrative Agent or any Lender to give such notice shall not release Borrower from any of its obligations hereunder; provided, however, that notwithstanding the foregoing provisions of this Section 3.9(a)(iii), Administrative Agent or a Lender, as the case may be, shall not be entitled to reimbursement for any such amount relating to any period ending more than six (6) months prior to the date that Administrative Agent or such Lender, as applicable, first notifies Borrower in writing thereof. Administrative Agent and or such Lender agrees to furnish to Borrower a certificate setting forth the basis and amount of each request by Administrative Agent or such Lender for reimbursement under this Section 3.9(a)(iii). Absent manifest error, determinations by Administrative Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

(b)          Suspension of LIBOR Rate Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted LIBOR Rate for any Interest Period:

(i)          Administrative Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period, or

(ii)         Administrative Agent reasonably determines (which determination shall be conclusive) that the Adjusted LIBOR Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Rate Loans for such Interest Period;

then Administrative Agent shall give Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Rate Loans or Continue LIBOR Rate Loans and Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Rate Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

(c)          Illegality. Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Rate Loans hereunder, then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or Continue Loans of any other Type into, LIBOR Rate Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Rate Loans (in which case the provisions of Section 3.9(f) shall be applicable).

(d)          Compensation. Borrower shall pay to Administrative Agent for the account of each Lender, upon the request of such Lender through Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to reimburse it for any loss, cost or expense, that is not reasonably attributable to any act or failure on the part of Administrative Agent or any Lender, that such Lender has incurred and reasonably and in good faith determines is attributable to:

(i)          any payment or prepayment (whether mandatory or optional) of a LIBOR Rate Loan, or Conversion of a LIBOR Rate Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(ii)         any failure by Borrower for any reason, not reasonably attributable to any act or failure on the part of Administrative Agent or any Lender (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.1 to be satisfied), to borrow a LIBOR Rate Loan from such Lender on the date for such borrowing, or Continue a LIBOR Rate Loan on the requested date of such Continuation.

Upon Borrower’s request, any Lender requesting reimbursement under this Section 3.9(d) shall provide Borrower with a statement setting forth the basis for requesting such reimbursement and the method for determining the amount thereof along with written evidence in support thereof. Each Lender may use any reasonable averaging and attribution methods generally applied by such Lender, and absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

(e)          Affected Lenders. If (i) a Lender requests reimbursement pursuant to Section 3.8 or Section 3.9(a), and the Requisite Lenders are not also doing the same, or (ii) the obligation of any Lender to make LIBOR Rate Loans or to Continue LIBOR Rate Loans shall be suspended pursuant to Section 3.9(a)(ii) or Section 3.9(c), but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Unmatured Default or Event of Default, Borrower, within thirty (30) days of such request for reimbursement or suspension, as applicable, may either (x) demand that each Lender consent to the assignment of the Loans of such Lender (the “Affected Lender”) to an Eligible Assignee, and upon such demand the Affected Lender shall promptly, assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 10.11(c)10.11(b) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or (y) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section 3.9(e) but at no time shall Administrative Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by Borrower of its rights under this Section 3.9(e)3.9(e) shall be at Borrower’s sole cost and expense and at no cost or expense to Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section 3.9(e) shall not in any way limit Borrower’s obligation to pay to any Affected Lender reimbursement owing to such Affected Lender pursuant to Section 3.8, Section 3.9(a) or Section 3.9(d).

(f)          Treatment of Affected Loans. If the obligation of any Lender to make LIBOR Rate Loans or to Continue LIBOR Rate Loans shall be suspended pursuant to Section 3.9(a)(ii), Section 3.9(b) or Section 3.9(b), then such Lender’s LIBOR Rate Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Rate Loans (or, in the case of a Conversion required by Section 3.9(a)(ii) or Section 3.9(b), on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.9(a) or Section 3.9(b) that gave rise to such Conversion no longer exist:

(i)          to the extent that such Lender’s LIBOR Rate Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)         all Loans that would otherwise be made or Continued by such Lender as LIBOR Rate Loans shall be made or Continued instead as Base Rate Loans.

If such Lender gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 3.9(a) or Section 3.9(b) that gave rise to the Conversion of such Lender’s LIBOR Rate Loans pursuant to this Section 3.9(f) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Rate Loans made by other Lenders are outstanding, then such Lender’s Loans that are Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Rate Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

(g)          Change of Lending Office. Each Lender agrees that it shall designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.8, Section 3.9(a) or Section 3.9(c) to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation is not materially disadvantageous to such Lender as determined by such Lender in its sole but reasonable discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

(h)          Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 3 shall be made as though such Lender had actually funded LIBOR Rate Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Rate Loans in an amount equal to the amount of the LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit (so long as such manner is in accordance with Applicable Law and this Agreement) and the foregoing assumption shall be used only for calculation of amounts payable under this Section 3.

SECTION 4.
CONDITIONS TO LOAN OPENING DATE

Prior to the Loan Opening Date, Borrower shall execute and/or deliver to Administrative Agent the following documents and other items required to be executed and/or delivered by Borrower, and shall cause to be executed and/or delivered to Administrative Agent the following documents and other items required to be executed and/or delivered by others, all of which documents and other items shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be satisfactory in form and substance to Administrative Agent:

4.1.          The Loan Documents. The Loan Documents.

4.2.          Survey. A plat of survey (“Survey”) of the Real Property made by a land surveyor licensed in the State, showing:

(a)          the proposed location of all foundations, driveways, parking areas, number of parking spaces, fences and other improvements on the Land including the Project;

(b)          the location (and recording numbers, to the extent recorded) of all visible or recorded easements (including appurtenant easements), water courses, drains, sewers, public and private roads (including the names and widths thereof and recording numbers for the dedications thereof), other rights of way, and curb cuts, if any, within, adjacent to or serving the Real Property or to which the Real Property is subject, and the proposed location of any such easements to be granted; that the same are, and after construction of the Project and granting of easements will be, unobstructed; and that all portions of the Project will have access to dedicated public roads;

(c)          the location of the servient estate of any easements, if the Land is the dominant estate thereunder;

(d)          the common street address of the Real Property and the dimensions, boundaries and acreage or square footage of the Land;

(e)          that there are no encroachments onto the Land from improvements located on adjoining property;

(f)          the location and course of all utility lines;

(g)          if the Real Property comprises more than one parcel, interior lines and other data sufficient to insure contiguity; and

(h)          such additional information which may be required by Administrative Agent or the Title Company.

The Survey shall be made in accordance with (i) the 2011 survey standards of the American Land Title Association and American Congress on Surveying and Mapping including items 1, 2, 3, 4, 6(b), 7(a) and (b), 8, 9, 11(a) and (b), of Table A thereof and (ii) the laws of the State. To the extent that there is any conflict or inconsistency among the Survey standards described above, the more restrictive standard shall apply. The Survey shall be dated not more than sixty (60) days prior to the date of this Agreement, and shall bear a proper certificate by the surveyor, which certificate shall recite compliance with the laws and standards enumerated above, shall include the legal description of the Land and shall run in favor of Borrower, Administrative Agent on behalf of the Lenders, and the Title Company.

4.3.          Insurance. The certificates of insurance and the policies of insurance as provided in Exhibit G of this Agreement.

4.4.          Title Policy. An ALTA 2006 Loan Policy of Title Insurance (the “Title Policy”) issued by the Title Company in the full amount of the Notes insuring that the Mortgage will be a first priority lien upon the fee simple title to the Real Property to the extent of advances of the Loan made by Lenders from time to time under this Agreement, subject to no liens, claims, exceptions or encumbrances except the Permitted Exceptions and containing the following endorsements:

(a)          Modified ALTA Broad Form 3.1-06 Zoning Endorsement (in the form modified for construction loans), including coverage for parking and for loading docks and bays and deleting the marketability limitation, based upon the completion of the Project in accordance with the Plans and Specifications;

(b)          Modified Comprehensive Endorsement (Endorsement 9.3-06) (in form modified for construction loans);

(c)          Access Endorsement (ALTA Endorsement 17-06);

(d)          Survey Endorsement;

(e)          Tax Parcel Endorsement (ALTA Endorsement 18-06 or 18.1-06 as applicable);

(f)          Contiguity Endorsement, if applicable (ALTA Endorsement 19-06);

(g)          Utility Facilities Endorsement;

(h)          Usury Endorsement;

(i)          Full mechanics lien coverage;

(j)          First Loss Endorsement;

(k)          Pending Disbursement (Future Advance) Endorsement (ALTA Endorsement 14-06); and

(l)          Such additional endorsements as may be reasonably required by Administrative Agent based upon its review of the Title Policy and Survey.

4.5.          Title Documents. Copies of such documents, if any, as Borrower has provided the Title Company in connection with the issuance and underwriting of the Title Policy.

4.6.          Recorded Documents. Copies of all recorded documents described in the Title Policy.

4.7.          Searches. Current Uniform Commercial Code, federal and state tax lien and judgment searches, pending suit and litigation searches and bankruptcy court filings searches covering Borrower and Guarantors and disclosing no matters objectionable to Administrative Agent.

4.8.          Opinions. Opinion letters from legal counsel for Borrower and Guarantors (which counsel must be reasonably approved by Administrative Agent with respect to the issuance of such opinion), opining to the authority of said parties to execute, deliver and perform their respective obligations under the Loan Documents, to the validity and binding effect and enforceability of the Loan Documents and to such other matters as Administrative Agent and its counsel shall reasonably require.

4.9.          Geotechnical Reports. A soil test report prepared by a licensed soil engineer reasonably approved by Administrative Agent and otherwise reasonably satisfactory in all respects to Administrative Agent containing, among other things, boring logs and the locations of all borings and confirming that no condition exists with respect to the Land which would cause subsidence of any portion of the Land and showing that no state of facts exists which would adversely affect the completion of the Work in accordance with the Plans and Specifications or would require any costs with respect thereto not otherwise provided for in the Budget.

4.10.         Flood Hazards. Evidence that (a) no portion of the Real Property is located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or if any portion of the Real Property is so located, evidence that flood insurance is in effect; and (b) no portion of the Real Property is located in a federally, state or locally designated wetland or other type of government protected area.

4.11.         Organizational Documents. Certified copies of (a) Borrower’s, each Guarantor’s and each Signing Entity (if applicable) certificate of formation or articles of organization, including all amendments thereto; (b) the limited liability company agreement of Borrower, each Guarantor and each Signing Entity (if applicable), including all amendments thereto; and (c) such documents as Administrative Agent deems reasonably appropriate evidencing the authority of Borrower, Guarantor and each Signing Entity (if applicable) to borrow the proceeds of the Loan and execute and deliver this Agreement and the other Loan Documents.

4.12.         Environmental Report. Evidence that the environmental condition of the Property is, and the environmental condition of the Land upon completion will be satisfactory to Administrative Agent. Such evidence shall include, but shall not be limited to, a Phase I Environmental Audit certified to Borrower and Administrative Agent, for the benefit of the Lenders, setting forth an asbestos evaluation and other environmental investigations of the Property and the areas surrounding the Property and information regarding the Property’s acceptance into the Georgia Brownfields program and any “no further action” letters issued with respect to the Property. Such testing and investigation shall be performed by an environmental professional reasonably acceptable to Administrative Agent in a manner satisfactory to Administrative Agent.

4.13.         No Material Adverse Occurrences. Evidence that, as of the date of the Loan Opening, there has been no Material Adverse Occurrence and there has been no material adverse change in the financial or other projections for the Project, the physical condition of the Property since the date of the most recent financial statements or projections delivered to Administrative Agent or the most recent inspections of the condition of the Property made by the Consultant, as the case may be.

4.14.         Appraisal. An MAI appraisal satisfactory to Administrative Agent prepared in accordance with the requirements of FIRREA by a licensed or certified appraiser acceptable to Administrative Agent showing an appraised value of the Property sufficient to satisfy a seventy percent (70%) loan-to-value ratio on an “as stabilized” basis of the Property.

4.15.         Leases. A certified copy of a form Lease for the Property in form and substance reasonably acceptable to Administrative Agent.

4.16.         Budget. The Budget, including a proposed monthly draw schedule.

4.17.         Guarantor Financial Statements. Personal financial statements of each Guarantor on Administrative Agent’s standard form or another form acceptable to Administrative Agent that shall include a detailed real estate schedule, cash flow statement and a schedule of contingent liabilities, certified by the applicable Guarantor as fairly and accurately presenting the information contained therein.

4.18.         Required Equity. Borrower has demonstrated that it has or has already invested in the Project all funds reasonably necessary to satisfy the Equity Requirements.

4.19.         Rate Management Agreement. If applicable, a fully executed copy of a Rate Management Agreement which contains terms and is in a form which is satisfactory to Administrative Agent.

4.20.         Commitment. Evidence that in no event shall the maximum aggregate Commitment of the Lenders exceed the lesser of (i) Thirty Eight Million One Hundred Thirty Thousand and No/100 Dollars ($38,130,000.00); (ii) a seventy percent (70%) loan-to-value ratio on an “as stabilized” basis based upon an appraisal satisfactory to Administrative Agent; or (iii) a seventy-five percent (75%) loan-to-cost ratio based upon the Project Costs set forth in the Budget.

4.21.         Construction Schedule. The Construction Schedule.

4.22.         Intentionally deleted.

4.23.         Material Subcontracts. At Administrative Agent’s request, copies of all Material Subcontracts.

4.24.         Utilities. Reasonable evidence that all major utility services for the Project are available at the Real Property.

4.25.         Property Management Contract. A copy of the Property Management Contract for the Property.

4.26.         Intentionally Omitted.

4.27.         Plans and Specifications. Copies of the Plans and Specifications, which have been approved by Borrower and Administrative Agent and approved and stamped by the appropriate governmental authorities, including detailed descriptions (with drawings and specifications).

4.28.         Site Plan. A copy of the site plan, in form and substance satisfactory to Administrative Agent, showing the proposed location of the Improvements.

4.29.         Development Agreement. A copy of the Development Agreement for the Property.

4.30.         Bonding. Reasonable evidence of the issuance of any payment or performance bonds requested by Administrative Agent, any governmental body or other person related to the Project.

4.31.         Consents. The Architect’s Consent, the Engineer’s Consent, and the Contractor’s Consent.

4.32.         Contracts. Copies of the Construction Contract, the Engineering Contract and the Architectural Contract.

4.33.         Subcontracts. Reasonable evidence that at least eighty-five percent (85%) of the subcontracts to be performed under the Construction Contract have been fully executed; provided, however, that instead of this Section 4.33 being a requirement to be satisfied prior to the Loan Opening Date, this Section 4.33 must be satisfied before Borrower may request a Loan Advance.

SECTION 5.
DISBURSEMENT OF THE LOAN

5.1.          Conditions Precedent in General. In addition to the other conditions set forth herein, the obligation of Lenders to make the Initial Advance and each subsequent Loan Advance under this Agreement shall be conditioned upon and subject to the payment to Administrative Agent of all loan fees then owing from Borrower to Administrative Agent and Lenders and to satisfaction of all of the following conditions:

(a)          All representations and warranties contained in this Agreement and in the other Loan Documents shall be true in all material respects on and as of the date of such Loan Advance.

(b)          Borrower shall have performed all of its obligations under all Loan Documents which are required to be performed on or prior to the date of such Loan Advance.

(c)          The cash portion of the Equity Requirement shall have been disbursed (or if the Loan Advance is the Initial Advance, shall be disbursed simultaneously with such Initial Advance).

(d)          Both before and after giving effect to the Loan Advance, the Loan is In Balance.

(e)          There shall have been no Material Adverse Occurrence to Borrower or any Guarantor since the Loan Opening Date, as reasonably determined by Administrative Agent.

(f)          No Event of Default shall have occurred that has not been waived in writing by the Requisite Lenders (or all Lenders if so required by Section 10.12(d)), and no Unmatured Default shall then exist.

(g)          No litigation or proceedings are pending (including proceedings under Title 11 of the United States Code) against Borrower, any Guarantor, or the Project, which litigation or proceedings, in the reasonable judgment of Administrative Agent, could constitute a Material Adverse Occurrence.

(h)          Borrower shall have delivered to Administrative Agent a request for disbursement in the form attached hereto as Exhibit F not more than ten (10) days prior to the requested Loan Advance, specifying in detail the amount and mode of each Loan Advance and accompanied by the following, all in form and substance satisfactory to Administrative Agent:

(i)          An owner’s sworn statement and disbursement request;

(ii)         An application for payment and sworn Contractor’s statement from Contractor, and a statement of a duly authorized officer of Contractor that all items of construction cost have been incorporated into the Project in accordance with the Plans and Specifications, together with waivers of lien with respect to the current disbursement and all previous disbursements from the Contractor and all Subcontractors and materialmen to whom payment is to be made, as are required by the Title Company as a condition to issuing the mechanic’s lien endorsement described in Section 5.1(j);

(iii)        Invoices for all soft costs which are the subject of the Loan Advance;

(iv)        A certificate of the Architect on a form reasonably satisfactory to Administrative Agent;

(v)         Building and other applicable permits issued by the appropriate governmental bodies for all Work for which a Loan Advance is requested;

(vi)        An updated schedule of all Leases entered into by Borrower; and

(vii)       Such other documents, assignments, certificates and opinions as are reasonably required by the Title Company, or as may be reasonably required by Administrative Agent.

(i)          An inspection report of the Consultant certifying the percentages of completion of the components of the Work and setting forth the amount authorized for disbursement and such other matters as Administrative Agent may reasonably require (including compliance with the Plans and Specifications and the Construction Schedule).

(j)          Administrative Agent shall be satisfied as to the continuing accuracy of the Budget.

(k)          Upon the disbursement of the Loan Advance, an endorsement to the Title Policy shall be issued by the Title Company, updating the same to the date of such Loan Advance and increasing the amount of coverage (including mechanics lien coverage) thereunder to the Principal Balance (taking into account the then current Loan Advance), and insuring the lien of the Mortgage to be superior to all defects in title other than the Permitted Exceptions and other exceptions approved by Administrative Agent in writing after the Loan opening. No Loan Advance shall be made until Borrower furnishes Administrative Agent with a mechanic’s lien endorsement for such Loan Advance.

(l)          If such Loan Advance is to be made in whole or in part for materials purchased by Borrower but not yet installed or incorporated into the Project, (i) Administrative Agent shall be reasonably satisfied with the conditions under which such materials are purchased and stored, (ii) the materials involved shall have been delivered to the Land or stored with a bonded warehouseman, with satisfactory evidence of security, insurance both during storage and transit and suitable storage, (iii) a copy of a bill of sale or other evidence of title in Borrower, together with a copy of UCC searches against Borrower and the warehouseman, if applicable, indicating no liens or claims which may affect such materials shall have been delivered to Administrative Agent and (iv) Borrower shall have provided Administrative Agent, any architect and any applicable governmental agency or testing authority having jurisdiction over the Project with access to inspect, test or otherwise examine such stored and unincorporated materials.

(m)          If requested by Administrative Agent, within thirty (30) days subsequent to the completion of the foundation of the Project, the Survey shall be updated to show the location of such foundation, that such foundation is within all applicable lot, side, rear and set-back lines; and that there are no encroachments by the improvements over easements or adjoining property.

(n)          If requested by Administrative Agent, within thirty (30) days subsequent to the completion of the exterior walls and roof of the Project, the Survey shall be updated to show the Building “as built” and to show the location of all utilities and any additional easements or other matters of record affecting the Project.

5.2.          Amount of Disbursements; Retainage. Subject to the other conditions and limitations set forth herein, the amount of each disbursement shall be the amount requested by Borrower; provided, however, that (a) Administrative Agent, on behalf of the Lenders, shall have the right to retain ten percent (10%) of each item of Project Costs pertaining to materials and labor (as delineated and described in the Construction Contract), until the Project is fifty percent (50%) complete after which there shall no further Retainage shall be retained. This Retainage shall be disbursed in accordance with the provisions of Section 5.5, and (b) in no event shall Lenders be obligated to disburse for any item an amount in excess of the amount allocated for such item pursuant to the Budget, including any Reserve set aside specifically for such item as provided in Section 3.1(b).

5.3.          Certifications, Representations and Warranties. Each request for a Loan Advance by Borrower shall constitute (a) Borrower’s certification that the representations and warranties contained in Section 6 below are true and correct in all material respects as of the date of such request, (b) Borrower’s certification that Borrower is in compliance with the conditions contained in this Section 5, and (c) Borrower’s representation and warranty to Administrative Agent, with respect to the Work, materials and other items for which payment is requested that (i) such Work and materials for which Loan proceeds were previously disbursed have been incorporated into the Project (or otherwise satisfy the terms and conditions of Section 5.1(l) hereof), free and clear of liens, claims and encumbrances, (ii) the value thereof is as estimated therein, (iii) such Work and materials substantially conform to the Plans and Specifications, this Agreement and all Applicable Laws, and (iv) the requisitioned value of such Work and materials and the amounts of all other items of cost for which payment is requested by Borrower have theretofore been in fact paid for in cash by Borrower or the same are then due and owing by Borrower and will in fact be paid in cash by Borrower within ten (10) days after Borrower’s receipt of the requested Loan Advance. Neither review nor approval by Administrative Agent of requests for disbursement or any information contained therein or any other information provided to Administrative Agent in accordance with the other provisions of this Section 5 shall constitute the acceptance or approval by Administrative Agent of any portion of the Work.

5.4.          Costs. For purposes of this Agreement (a) the cost of labor and material (except stored and unincorporated materials) furnished for the Work shall be deemed to be incurred by Borrower when the labor and material have been incorporated into the Project and the payment therefor is due and payable, (b) the cost of stored and unincorporated materials shall be deemed to be incurred by Borrower when such materials are purchased by Borrower, (c) the cost of services (other than labor included in the Work) shall be deemed to be incurred by Borrower when the services are actually rendered and the payment therefor is due and payable, (d) real estate taxes, interest and insurance premiums shall be deemed to be incurred by Borrower when such items become due and payable, and (e) any other costs shall be deemed to be incurred by Borrower when the payment therefor is due and payable, but not before the value to be received in return for such cost has been received by Borrower.

(a)          Method and Application of Disbursements. Loan Advances shall be made through the Title Company, and Borrower will cause the Contractor to comply with the requirements of the Title Company in order to enable said escrowee to issue to Administrative Agent a “date down” endorsement to the Title Policy, make disbursements and obtain necessary sworn statements and waivers of lien, provided, however, that Administrative Agent, in its sole discretion, may make payments of Project Costs directly to Borrower or upon the occurrence and continuation of an Unmatured Default or an Event of Default, to the person or entity Administrative Agent determines is entitled to payment or jointly to Borrower and such person or entity. Once the Loan Advance is funded to the Title Company or to the person or entity Administrative Agent determines is entitled to payment, such Loan Advance shall be deemed to have been funded to Borrower.

(b)          Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall be responsible, liable or obligated to the Contractor, Subcontractors, suppliers, materialmen, laborers, architects, engineers, or any other parties, for services or work performed, or for goods delivered by them or any of them, in and upon the Land or employed directly or indirectly in the performance of the Work, or for any debts or claims whatsoever accruing in favor of any such parties and against Borrower or others, or against the Project. It is expressly understood and agreed that Borrower is not and shall not be an agent of Administrative Agent or any Lender for any purpose whatsoever. Without limiting the generality of the foregoing, advances made at Administrative Agent’s option, directly to the Contractor, any Subcontractor or supplier of labor or materials, or any other party, shall not be deemed a recognition by Administrative Agent of any third party beneficiary status of any such Person or entity.

5.5.          Release of Retainage. Retainage(s) shall be released as follows:

(a)          Retainage on any Subcontract shall be released within thirty (30) days after such Subcontract has been fully performed and the following conditions have been satisfied:

(i)          Borrower has delivered final and unconditional waivers of lien from the Subcontractor whose individual Subcontract has been fully performed to the Title Company with copies to Administrative Agent;

(ii)         All conditions precedent to disbursement of Loan Advances as set forth in Section 5.1 have been fully satisfied; and

(ii)         Administrative Agent has received a certificate in writing signed by a duly authorized officer of Contractor and the Architect certifying that the Work provided for in the Subcontract has been fully and satisfactorily completed in accordance with the Plans and Specifications, and in compliance with all Applicable Laws, and the Consultant has approved all such Work.

(b)          Ninety percent (90%) of the Retainage then being held shall be released to the Contractor within thirty (30) days after the following conditions have been satisfied:

(i)          All conditions precedent to disbursement of Loan Advances as set forth in Section 5.1 have been fully satisfied; and

(ii)         Administrative Agent has received a certificate in writing signed by a duly authorized officer of Contractor and the Architect certifying that the Work provided for in the Subcontract has been substantially and satisfactorily completed in accordance with the Plans and Specifications, and in compliance with all Applicable Laws, and the Consultant has approved all such Work.

(c)          Final disbursement of Retainages to the Contractor not previously released shall be made upon satisfaction of the following conditions in addition to satisfaction of the other conditions set forth in Section 5.1:

(i)          Borrower has delivered to Administrative Agent (A) a certificate in writing signed by a duly authorized officer of the Contractor certifying that all obligations of the Contractor under the Construction Contract and all obligations of the Subcontractors under the Subcontracts have been fully performed, and (B) a certificate signed by the Architect certifying that the construction of the Work has been completed in all respects in accordance with the Plans and Specifications and the use and occupancy of the Project is permitted under all Applicable Laws;

(ii)         Borrower has delivered to Administrative Agent all applicable licenses or permits necessary for the use of the Project, including without limitation, a final, unconditional certificate of occupancy for the Project (or a local equivalent, if applicable);

(iii)        Borrower has delivered to Administrative Agent certificates of fire and extended coverage insurance as herein required (or, if requested by Administrative Agent, copies of such policies), and if any Tenants are in occupancy and if requested by Administrative Agent, rent loss insurance in form and substance reasonably satisfactory to Administrative Agent, with Administrative Agent named as mortgagee and as an additional insured party and loss payee;

(iv)        The Title Company is unconditionally prepared to issue its final updated date down endorsement to the Title Policy covering the Principal Balance of the Loan, subject only to the Permitted Exceptions and other exceptions approved by Administrative Agent in writing, and including full coverage against all mechanics’ liens and such other endorsements as are required by Administrative Agent;

(v)         Borrower has delivered to the Title Company and Administrative Agent final and unconditional waivers of lien from the Contractor and all Subcontractors and materialmen who have supplied labor or material in connection with the Work and who have not previously submitted such final waivers; and

(vi)        Borrower has delivered to Administrative Agent a final Survey of the Project locating the completed Project, satisfying the terms of Section 4.2 hereof.

5.6.          Interest Reserve. An aggregate amount equal to Six Hundred Thirty-Eight Thousand Five Hundred Forty-Nine and No/100 Dollars ($638,549.00) exists as a line item in the Budget for the payment of interest under the Loan (the “Interest Reserve”). If Borrower provides Administrative Agent with evidence reasonably satisfactory to Administrative Agent that the cash proceeds available to Borrower from the Project are in an amount which is insufficient to make the payment of interest on the Principal Balance on the next interest payment date, together with such other information as Administrative Agent may reasonably require, Administrative Agent agrees to make Loan Advances from the Interest Reserve on the next monthly interest payment date to itself directly for such applicable interest payment. Borrower acknowledges and agrees that Administrative Agent shall have no obligation to disburse funds from the Interest Reserve if there exists an Unmatured Default or an Event of Default or there are sufficient cash proceeds available to Borrower from the Project to make the payment of interest on the Principal Balance. If the amounts contained in the Interest Reserve are insufficient to pay interest on the Loans thereafter to become due, as estimated by Administrative Agent in its sole, but reasonable discretion, Borrower shall, within five (5) Business Days after receipt of written notice, deposit with Administrative Agent sufficient funds (as determined by Administrative Agent) so as to maintain an adequate Interest Reserve.

SECTION 6.
REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and the Lenders to execute this Agreement and to make the Loan, Borrower represents and warrants to Administrative Agent and the Lenders as follows:

6.1.          Organization of Parties. Borrower and each Signing Entity are duly organized, validly existing and in good standing under the laws of its respective state of organization, have all necessary power and authority to carry on its present business, and have full right, power and authority to enter into and deliver the Loan Documents to which it is party, and to perform and consummate the transactions contemplated hereby and thereby. The direct and indirect ownership of Borrower is as shown on Schedule 6.1, as the same may be modified or supplemented from time to time in accordance with this Agreement. The organizational documents of Borrower and each Signing Entity, copies of which have been furnished to Administrative Agent, are in effect, unamended, and are the true, correct and complete documents relating to each such entity’s creation and governance.

6.2.          Title. Borrower owns good and marketable fee simple title to the Real Property and the Personal Property. To the actual knowledge of Borrower, the Real Property and the Personal Property are owned free and clear of all liens, claims and encumbrances, except the Permitted Exceptions.

6.3.          Improvements. Subject to the terms and conditions contained in this Agreement, Borrower intends to improve the Land with the Improvements. The Work will be performed in accordance with the provisions of the Plans and Specifications and the Budget and all of the other requirements of this Agreement.

6.4.          Validity and Enforceability of Documents.

(a)          Each of the Loan Documents, has been duly authorized, executed and delivered by Borrower, Guarantor, as applicable, and are valid and binding upon the parties thereto enforceable in accordance with the respective provisions thereof, subject only to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditor’s rights. Execution, delivery and performance of the Loan Documents do not and will not contravene, conflict with, violate or constitute a default under the certificate of formation, the operating agreement or any other organizational documents of Borrower and Guarantor or any other Signing Entity, or any agreement, indenture or instrument to which Borrower or any Guarantor or any other Signing Entity is a party or is bound or which is binding upon or applicable to the Project or any portion thereof. To the actual knowledge of Borrower, execution, delivery and performance of the Loan Documents do not and will not contravene, conflict with, violate or constitute a default under any Applicable Law.

(b)          To the actual knowledge of Borrower, all plans, contracts, budgets, agreements, surveys, consents, waivers, documents and writings of every kind or character relating to the transactions contemplated hereby delivered to Administrative Agent, whether pursuant to the provisions of this Agreement or otherwise, are or will at the time of delivery be valid and enforceable and in all respects what they purport to be, and to the extent that any such writing shall impose any obligation or duty on Borrower or Guarantor or shall constitute a waiver of any rights which Borrower or Guarantor might otherwise have, such writing shall be valid and enforceable against Borrower or Guarantor in accordance with its terms.

6.5.          Litigation and Liens. To the actual knowledge of Borrower, there is not any condition, event or circumstance existing, or any litigation, arbitration, governmental or administrative proceeding, action, examination, claims or demand pending or threatened affecting Borrower, any Guarantor or the Project, or involving the validity or enforceability of the Loan Documents or involving any risk of a judgment or liability which, if satisfied, would result in a Material Adverse Occurrence. To the actual knowledge of Borrower, there is no Uniform Commercial Code financing statement on file that names Borrower or Guarantor as debtor and covers any of the Collateral and there is no judgment or tax lien outstanding against Borrower or Guarantor.

6.6.          Utilities; Authorities. To the actual knowledge of Borrower, all utilities necessary for the use, operation and occupancy of the Project (including, without limitation, water, storm sewer, sanitary sewer and drainage, electric, gas and telephone facilities) are available at the Land, and all requirements for the use of such utilities have been fulfilled. To the actual knowledge of Borrower, all building, zoning, safety, disabled persons, health, fire, water district, sewerage and environmental protection agency permits and other licenses and permits which are required by any governmental authority for construction of the Improvements, and the use, occupancy and operation of the Project in accordance with the Plans and Specifications have been obtained by or furnished to Borrower and are in full force and effect.

6.7.          Solvency. Each Obligor is solvent and able to pay such Obligor’s debts as such debts become due, and has capital sufficient to carry on such Obligor’s present business transactions. To the actual knowledge of Borrower, the value of each Obligor’s property, at a fair valuation, is greater than the sum of such Obligor’s debts. No Obligor is bankrupt or insolvent, nor has any Obligor made an assignment for the benefit of such Obligor’s creditors, nor has there been a trustee or receiver appointed for the benefit of such Obligor’s creditors, nor has there been any bankruptcy, reorganization or insolvency proceedings instituted by or against any Obligor, nor will any Obligor be rendered insolvent by such Obligor’s execution, delivery or performance of the Loan Documents or by the transactions contemplated thereunder.

6.8.          Financial Statements. All financial statements submitted to Administrative Agent relating to Borrower, the Guarantor and the Project are true, complete and correct in all material respects, and have been prepared in accordance with generally accepted accounting principles or other accounting standards approved by Administrative Agent consistently applied and fairly present the financial condition of the Person to which they pertain and the other information therein described and do not contain any untrue statement of a material fact or omit to state a fact material to the financial statement submitted or this Agreement. No Material Adverse Occurrence has occurred in the financial condition of Borrower, any Guarantor or the Project and no material increase in the contingent liabilities of Borrower or Guarantor has occurred, in each case, since the dates of each such financial statement.

6.9.          Compliance with Laws. To the actual knowledge of Borrower, upon completion of the Work in accordance with the Plans and Specifications, the Project and the use, occupancy and operation thereof for their intended purposes will not violate any Applicable Laws, any contractual arrangements with third parties, or any covenants, conditions, easements, rights of way or restrictions of record affecting the Project. Neither Borrower nor any agent thereof has received any written notice alleging any such violation, which violation has not previously been cured. To the actual knowledge of Borrower, upon completion of the Work in accordance with the Plans and Specifications, the Project will be in full compliance and conformity with all zoning requirements, including without limitation, those relating to setbacks, height, parking, floor area ratio, fire lanes and percentage of land coverage, and will not be a non-conforming or special use. No right to any off-site facilities will be necessary to insure compliance by the Project with all Applicable Laws.

6.10.        Event of Default. To the actual knowledge of Borrower, no Unmatured Default or Event of Default exists.

6.11.        Leases. Borrower has not entered into any and, to the actual knowledge of Borrower, there are no Leases for use or occupancy of any part of the Property.

6.12.        Construction, Architectural and Engineering Contracts and Subcontracts, etc.

(a)          Construction Contract. Pursuant to the Construction Contract, the Contractor will construct the Improvements. The Construction Contract is in full force and effect, unamended, and to the actual knowledge of Borrower, no default exists thereunder by any party thereto. In the event of any conflict between the terms of the Construction Contract, any Subcontracts and this Agreement or any other Loan Document, Borrower shall abide by and shall use its best efforts to cause the Contractor to act in accordance with the provisions of the Loan Documents.

(b)          Architectural Contract. Pursuant to the Architectural Contract, the Architect has agreed to perform architectural services in connection with the design and construction of the Improvements. The Architectural Contract is in full force and effect, unamended, and to the actual knowledge of Borrower, no default exists thereunder by any party thereto.

(c)          Engineering Contract. Pursuant to the Engineering Contract, the Engineer has agreed to perform engineering services in connection with the design and construction of the Improvements. The Engineering Contract is in full force and effect, unamended, and to the actual knowledge of Borrower, no default exists thereunder by any party thereto.

(d)          Subcontracts. Borrower has delivered to Administrative Agent true, complete and correct copies of all Material Subcontracts that have been entered into prior to the date hereof, if any. The Material Subcontracts that have been entered into prior to the date hereof are in full force and effect, unamended, and to the actual knowledge of Borrower, no default exists thereunder by any party thereto.

(e)          Plans and Specifications. To the actual knowledge of Borrower, Borrower has delivered to Administrative Agent true, complete and correct copies of the Plans and Specifications.

(f)          Construction Schedule. To the actual knowledge of Borrower, the Construction Schedule is realistic and can be adhered to in completing the Project in accordance with the Plans and Specifications.

6.13.         Budget. The Budget is a true, correct and complete budget with respect to all the estimated costs of the Work (including both hard costs and soft costs associated therewith) and indicates a total development cost of $50,920,000.00.

6.14.         No Defects. To the actual knowledge of Borrower, there are no defects in the design or construction of the Project which would result in a Material Adverse Occurrence or materially adversely affect the value, safety or intended use of the Project.

6.15.         Additional Agreements. Borrower has not entered into any and, to the actual knowledge of Borrower, there are no, management, leasing, development or other agreements in existence that affect the Project, other than the Construction Contract, the Subcontracts, the Property Management Contract, the Development Agreement, or those described in the schedule of Permitted Exceptions or as previously delivered to Administrative Agent.

All representations and warranties which have been made by Borrower in this Agreement or the other Loan Documents shall be true in all material respects at the time of each Loan Advance, and in the event of any material breach, misrepresentation or omission, Lenders shall have the absolute right to terminate their obligations under this Agreement (without any obligation to refund any loan or other fees previously paid), and upon demand by Administrative Agent, Borrower shall reimburse Lenders for the Loan Expenses; provided, however, that such a false or misleading misrepresentation shall not constitute an Event of Default (and Lenders shall not have the right to terminate, as aforesaid) if Administrative Agent determines in its reasonable discretion that the same is susceptible to being cured and then is secured by Borrower in such a way as to make the original representation true and not misleading within thirty (30) days after receipt of notice from Administrative Agent identifying such misrepresentation.

SECTION 7.
BORROWER’S COVENANTS; SECURITY INTERESTS

7.1.          Compliance with Laws. Borrower shall comply or cause compliance with all Applicable Laws, including without limitation, laws governing the construction, development, use and operation of the Project and ERISA. Reasonable evidence of such compliance shall be submitted to Administrative Agent on request.

7.2.          Inspection. Upon reasonable prior written or oral notice (which shall not be required in the event of an emergency), and subject to the rights of tenants under any then effective Leases, Borrower shall permit inspection of the Property by Administrative Agent, the Consultant and any other agent or designee of Administrative Agent; provided, that no such inspection or entry upon the Property shall unreasonably interfere with or disrupt the activities then occurring on the Property in any manner. In addition, upon reasonable prior written or oral notice (which notice shall not be required in the event of an emergency. Borrower shall permit Administrative Agent and/or its agents and designees access to and the right to inspect, audit and copy all books, records, contracts and other documents and information relating to Borrower, any Guarantor or the Property. All such books, records and accounts of operations relating to the Property shall be kept in accordance with sound accounting practices consistently applied. Borrower shall promptly respond to any inquiry from Administrative Agent for information with respect to the Property, which information may be verified by Administrative Agent at Borrower's expense; provided, however, that Lenders shall at all times be entitled to rely upon any statements or representations made by Borrower or any agent thereof. If Administrative Agent or the Consultant determine in their sole, but reasonable discretion that any Work does not materially conform with the requirements of this Agreement or the Plans and Specifications, Administrative Agent shall have the right to require, and Borrower shall promptly perform, or cause to be performed, the necessary corrective work for the Work to materially conform to the Plans and Specifications or this Agreement, as applicable. Borrower acknowledges and agrees that any and all inspections of the Work made by Administrative Agent, on behalf of the Lenders, the Consultant or their respective agents, employees and/or designees shall be solely for Administrative Agent’s own information and shall not be deemed to have been made for or on account of Borrower or any other party, and neither Administrative Agent nor any Lender shall have any liability or responsibility relating in any way whatsoever to the construction of the Project, including, but not limited to, the Work thereon, the material or labor supplied in connection therewith, and any errors, inconsistencies or other defects in the Plans and Specifications.

7.3.          Appraisal. Borrower acknowledges and agrees that Administrative Agent may obtain from time to time an appraisal of all or any part of the Property prepared in accordance with written instructions from Administrative Agent by a third-party appraiser engaged directly by Administrative Agent. Subject to the requirements of Section 7.2, above, Borrower shall permit access to the Property in connection with any appraisal and shall otherwise reasonably cooperate with any such third-party appraiser. The cost of any such appraisal shall be borne by Borrower (i) if such appraisal is obtained per Section 3.5(a)(v), (ii) if such appraisal is the first appraisal since the Loan Opening Date (other than a previous appraisal obtained per Section 3.5(a)(v)), and (iii) in all events if Administrative Agent obtains such appraisal after the occurrence of an Event of Default. The cost of any such appraisal shall be otherwise borne by Administrative Agent. Any appraisal costs for which Borrower is responsible (as aforesaid) shall be due and payable by Borrower on demand and shall constitute an Obligation hereunder. Administrative Agent shall provide a copy of such appraisal to each Lender upon receipt. Administrative Agent shall also provide a copy of any such appraisal to Borrower if Borrower pays the cost of the appraisal.

7.4.          Liens.

(a)          Borrower shall keep fee simple title to the Project and shall not create, incur, assume or suffer to exist any mortgage, pledge or other lien claims or encumbrances against the Project, any Real Property or any Personal Property or against any funds due Contractor or Subcontractor, other than (i) those under the Loan Documents, (ii) Leases permitted under the Loan Documents, (iii) liens for real estate taxes and special assessments that are not delinquent, (iv) mechanics and materialmen’s liens which Borrower in good faith contests so long as Borrower in fact contests such mechanics or materialmen’s liens by appropriate legal proceedings diligently prosecuted, and then only if Borrower shall furnish to the Title Company such security or indemnity as the Title Company requires to induce the Title Company to issue an endorsement to the Title Policy insuring over the exception created by such lien, and provided further, that Lenders shall not be required to make any further disbursements of the Loan until any mechanics’ lien claims have been so insured against by the Title Company.

(b)          With respect to the matters set forth in Section 7.4(a) above, if Borrower shall (i) fail promptly to discharge any asserted liens or claims filed of record, or (ii) fail promptly to contest liens or claims filed of record or to give security or indemnity in the manner provided in Section 7.4(a) above, or (iii) having commenced to contest the same, and having given such security or indemnity, fail to prosecute such contest with reasonable diligence, or to maintain such indemnity or security so required by the Title Company for its full amount, or (iv) upon adverse conclusion of any such contest, fail promptly to cause any judgment or decree to be satisfied and lien to be released, then Administrative Agent may, but shall not be required to, procure the release and discharge of any such claim and any judgment or decree thereon upon delivery of prior written notice to Borrower and, further, may, in its sole discretion, effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Company, and any amounts so expended by Administrative Agent, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursements of the proceeds of the Loan hereunder and shall bear interest from the date so disbursed until paid at the Default Rate. In settling, compromising or discharging any claims for lien, Administrative Agent shall not be required to inquire into the validity or amount of any such claim.

7.5.          Concerning the Premises.

(a)          Borrower shall at all times duly perform and observe all of the terms, provisions, conditions and agreements on its part to be performed and observed under the Declarations, and shall not suffer or permit any default or event or default on the part of Borrower to exist thereunder, and shall not agree or consent to, or suffer or permit, any modification, amendment or termination thereof without the prior written consent of Administrative Agent. Borrower shall promptly furnish to Administrative Agent copies of all notices of default and other material documents and communications sent or received by Borrower under or relating to any Declaration.

(b)          Borrower shall maintain, preserve and keep the Property in good repair, working order and condition and shall from time to time make all necessary repairs, renewals, replacements, additions and betterments thereto so that at all times the Property and the Improvements shall be fully preserved and maintained.

(c)          Borrower shall not allow any Hazardous Materials to be stored, located, discharged, possessed, managed, processed or otherwise handled on the Property in violation of any Environmental Laws, and shall comply with all Environmental Laws applicable to the Property.

(d)          Borrower shall cause the Property to be taxed as one or more separate tax parcels which do not include any property other than the Property.

(e)          Borrower shall ensure that under applicable law, the Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

7.6.          Financial Statements; Reports. Borrower shall deliver or cause to be delivered to Administrative Agent each month, a detailed report showing the progress of the Work. In addition to such progress reports and any other financial statements required to be delivered to Administrative Agent pursuant to the provisions of any of the other Loan Documents, Borrower will furnish the following to Administrative Agent:

(a)          after the Construction Completion Date, within one hundred twenty (120) days after the end of each fiscal year (or more frequently upon receipt of written request from Administrative Agent), (i) financial statements of Borrower on a form reasonably acceptable to Administrative Agent, containing income and expense statements and a balance sheet, and (ii) the personal financial statement of each Guarantor on Administrative Agent’s standard form or another form reasonably acceptable to Administrative Agent that shall include a detailed real estate schedule, cash flow statement and a schedule of contingent liabilities, certified by the applicable Guarantor as fairly and accurately presenting the information contained therein. The financial statements shall be certified by Borrower as fairly and accurately presenting the information contained therein.

(b)          By February 15, 2018 and August 15, 2018, an executed Compliance Certificate from Borrower which shall be certified by Borrower as fairly and accurately presenting the information contained therein.

(c)          Starting with August 15, 2016, by February 15 and August 15 of each year, compliance certificates with respect to each Guarantor’s net worth and liquidity in such form and content as may be reasonably required by Administrative Agent together with copies of statements demonstrating the unencumbered liquid assets of each Guarantor, all of which shall be certified by the particular Guarantor as fairly and accurately presenting the information contained therein.

(d)          Within thirty (30) days after the filing thereof (but not later than May 15 unless proper extension requests have been filed and copies of such extensions have been delivered to Administrative Agent by May 15, in which case this May 15 date shall automatically be changed to November 30), copies of the federal and state income tax returns for each Obligor, together with all supporting schedules.

(e)          After a certificate of occupancy has been issued for the Project, within fifteen (15) days after the end of each calendar quarter, (i) a rent roll covering all Leases which shall be certified by Borrower as fairly and accurately presenting the information contained herein, and (ii) a quarterly leasing report for the Project in a form acceptable to Administrative Agent and certified by Borrower as fairly and accurately presenting the information contained therein.

(f)          In addition to such the foregoing and any other financial statements required to be delivered to Administrative Agent pursuant to the provisions of any of the other Loan Documents, Borrower will, upon receipt (on each occasion) of written request from Administrative Agent furnish to Administrative Agent such information and reports, financial and otherwise, concerning each Obligor, the performance of the Work and the operation of the Project as Administrative Agent reasonably requires from time to time,

7.7.          Affirmation of Representations and Warranties. Borrower agrees that all representations and warranties of Borrower contained in Section 6 hereof shall remain true in all material respects at all times until the Loan is repaid in full.

7.8.          Taxes and Assessments. Borrower shall pay when due and before any penalty attaches all general taxes and all special taxes, special assessments, water charges, drainage and sewer charges and all other charges of any kind whatsoever, ordinary or extraordinary, which may be levied, assessed, imposed or charged on or against it or on the Property, and shall, upon written request, exhibit to Administrative Agent official receipts evidencing such payments; provided, that so long as in Administrative Agent’s sole but reasonable discretion Administrative Agent’s interest in the Collateral is not jeopardized, Borrower may, in good faith, protest and/or contest any such taxes, assessments or charges in accordance with the procedures established for such protest and/or contest pursuant to Applicable Law, during which time the foregoing requirement shall be abated with respect to the taxes, assessments and/or charges being protested and/or contested, and no Event of Default shall then exist. As a condition to the right to protest and/or contest any such taxes, assessments or charges, Administrative Agent may require Borrower to post security therefor as determined by Administrative Agent.

7.9.          Proceedings Affecting Property. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful the construction, occupancy, use, maintenance or operation of the Project, or any portion thereof, Borrower shall cause such proceedings to be contested in good faith, in a manner satisfactory to Administrative Agent and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom, and shall, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its best efforts to bring about a favorable and speedy disposition of all such proceedings. All such proceedings, including without limitation, all of Administrative Agent’s reasonable and actual costs, and fees and disbursements of Administrative Agent’s counsel in connection with any such proceedings, whether or not Administrative Agent is a party thereto, shall be at Borrower’s expense. To the extent that Administrative Agent incurs any such expenses, including reasonable attorneys’ fees and costs actually incurred at standard hourly rates (without regard to any statutory attorneys' fees provisions) and fees and charges for court costs actually incurred, bonds and the like, Borrower shall reimburse Administrative Agent for such expenses and the amount due Administrative Agent shall bear interest from the date so incurred by Administrative Agent until repaid to Administrative Agent at the Default Rate and shall be payable to Administrative Agent on demand. The foregoing provisions of this Section 7.9 shall not limit or affect the provisions of Section 8(h) below.

7.10.         Disposal and Encumbrance of Property. Borrower shall not, without Administrative Agent’s prior written consent(unless such consent is not required, as expressly provided in the Loan Documents), suffer, permit or enter into any agreement for any sale, lease, transfer, or in any way encumber or dispose of or grant or suffer any security or other assignment (collateral or otherwise) of or in all or any portion of the Project. Any consent given by Administrative Agent or any waiver of default under this Section 7.10, shall not constitute a consent to, or waiver of any right, remedy or power of Administrative Agent under any subsequent default hereunder.

7.11.         Insurance. Borrower shall, at its expense, during the term of this Agreement, procure and keep in force, or cause to be kept in force, the insurance coverages described in Exhibit G attached to this Agreement and conforming to the insurance requirements contained in the Mortgage. In addition, all insurance shall be in form, content and amounts approved by Administrative Agent and written by an insurance company or companies licensed to do business in the State and domiciled in the United States or a governmental agency or instrumentality approved by Administrative Agent. The policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Administrative Agent to collect any and all proceeds payable thereunder and shall include a thirty (30) day (except for nonpayment of premium, in which case, a ten (10) day) notice of cancellation clause in favor of Administrative Agent. All policies or certificates of insurance shall be delivered to and held by Administrative Agent as further security for the payment of obligations arising under the Loan Documents, with evidence of renewal coverage delivered to Administrative Agent at least thirty (30) days before the expiration date of any policy.

7.12.         Performance of Obligations; Notice of Default. Borrower shall promptly and fully perform and comply in all respects with the obligations, terms, agreements, provisions and requirements of this Agreement and the other Loan Documents and will not permit to occur any default or breach hereunder or thereunder. Borrower shall promptly give to Administrative Agent notice of the occurrence of any Unmatured Default or of any event that would constitute a Material Adverse Occurrence.

7.13.         Restrictions Affecting Obligors. Borrower covenants and agrees that, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, there shall not occur any amendment or modification of the articles of organization establishing any Obligor. At all times prior to the repayment of the Loans, (a) Borrower shall not enter into any contract or agreement for the provision of services or otherwise with respect to the Project with any member or manager or Affiliate of Borrower unless such contract or agreement is an arms-length, market rate agreement and is cancelable upon thirty (30) days written notice from any owner of the Project; and (b) no Obligor shall be dissolved or its existence terminated and each Obligor shall remain in good standing.

7.14.         Use of Receipts Bank; Accounts; Limitation on Distributions.

(a)          Borrower shall cause all rents and other income and receipts realized and received by Borrower, if any, from and in connection with the Project to be used for the purpose of paying the actual costs and expenses incurred by Borrower in connection with the ownership, operation, management and repair of the Project, including without limitation, operating expenses, real estate taxes, insurance premiums and interest on the Loans.

(b)          Borrower shall maintain all of its bank accounts at The PrivateBank and Trust Company, and shall maintain all of its cash and investments on deposit in deposit accounts at The PrivateBank and Trust Company.

(c)          Borrower shall deposit all Gross Revenues promptly upon receipt thereof, into a bank account or accounts maintained by Borrower at The PrivateBank and Trust Company. As additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents, Borrower hereby pledges and assigns to Administrative Agent, and grants to Administrative Agent a first lien on and a first priority security interest in, the Gross Revenues, all of Borrower’s present and future Accounts (as defined in the Code), and the proceeds of all of the foregoing.

(d)          Borrower shall apply all Gross Revenues first to pay all Operating Expenses and amounts due to Administrative Agent and Lenders under the Notes and pursuant to the Loan Documents. Neither Gross Revenues nor any other funds or other property of Borrower: (i) shall be used to make, directly or indirectly, any “Distributions” (as defined below), Borrower acknowledging that no withdrawal of capital including internally generated capital, may be made at any time while the Loan is outstanding; (ii) shall be applied to the payment of any obligations, debts or expenses of any Affiliate not set forth on the Budget; and (iii) shall be disbursed or used for any other purpose without the prior written approval of Administrative Agent. For such purposes, the term “Distribution” means (A) any distribution of money or property for compensation (and not reimbursement) to any owner of a direct or indirect interest in Borrower (each an “Owner”) or to any Affiliate of any Owner, (B) any loan or advance to any Owner or to any Affiliate of any Owner, (C) any payment of principal or interest on any indebtedness due to any Owner or to any Affiliate of any Owner, and (D) any payment of any fees or other compensation (and not reimbursement) to any Owner or to any Affiliate of any Owner; provided, however, that notwithstanding the foregoing, the following are specifically excluded from the foregoing definition and shall not, under any circumstances, be considered a Distribution under this Agreement or any other Loan Document: (y) distribution by any Owner of any other funds of such Owner that do not constitute Borrower funds, and (z) reallocations of any unused Contingencies or remaining line item amounts (as set forth in the Budget) in accordance with this Agreement. Notwithstanding the foregoing, if (i) the rules that were issued by the OCC, FDIC and Federal Reserve Board for High Volatility Commercial Real Estate (“HVCRE”) and which apply to the Loan and are in effect as the date hereof are revised or clarified to permit distributions of capital generated by the Project without the Loan being classified as an HVCRE loan, (ii) the Project has been completed as provided in Section 3.5(a)(vi), and (iii) Borrower demonstrates to Administrative Agent’s reasonable satisfaction that the Project has achieved a Debt Service Coverage Ratio of at least 1.25 to 1.0, so long as no Unmatured Default or Event of Default exists, distributions of capital generated by the Project will be permitted to the extent permitted by such revised or clarified HVCRE requirements without causing the Loan to be classified as a HVCRE loan.

7.15.         Additional Documents. Borrower shall not execute or record any document pertaining to, affecting or running with all or any portion of the Property, including, without limitation, any condominium declaration or plat, without the prior written approval of Administrative Agent of the form and substance of such documents, which approval shall not be unreasonably withheld, conditioned or delayed. This Agreement is intended to be a security agreement under the Code for the purpose of creating the security interests provided for herein. Borrower shall execute and deliver such additional security agreements and other documents as the Administrative Agent shall from time to time reasonably request in order to create and perfect such security interests.

7.16.         Ineligible Securities. Borrower shall not use any portion of any Loan Advance or Loans made hereunder to be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board.

7.17.         OFAC. Borrower shall (a) ensure that no Person or entity that owns a controlling interest in or otherwise controls Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of any proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

7.18.         Loan Expenses. Borrower agrees to pay all of the Loan Expenses as required by and in accordance with the applicable provisions of this Agreement. Any Loan Expenses paid by Administrative Agent and/or the Lenders shall bear interest commencing on the date demand for repayment thereof is made by Administrative Agent and/or the Lenders until repaid to Administrative Agent, for the benefit of the Lenders, at the Default Rate and shall be paid by Borrower upon demand or may be paid by Lenders at any time by disbursement of proceeds of the Loans. Any Loan Expenses paid by Administrative Agent and/or the Lenders shall be reimbursed to Administrative Agent and/or the Lenders by Borrower regardless of whether there shall be any disbursements of the Loans.

7.19.         Management. Borrower at all times shall provide for the competent and responsible management and operation of the Property. At all times, Borrower shall cause the Property to be managed by an Approved Manager. All management and brokerage contracts affecting the Property shall be terminable upon thirty (30) days’ written notice without penalty or charge (except for unpaid accrued management and brokerage fees). All management and brokerage contracts and any amendment, extension or substitution thereof must be approved in writing by Administrative Agent prior to the execution of the same, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that Administrative Agent grants such consent, Borrower shall cause the manager or broker under any agreement to enter into an agreement with Administrative Agent, reasonably acceptable in form and substance to Administrative Agent, pursuant to which said manager or broker subordinates its liens for unpaid fees to the liens of the Mortgage and the other Loan Documents.

7.20.         Single Asset Entity. Borrower shall not hold or acquire, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the Property and/or relating thereto, or become a shareholder of or a member or partner in any entity which acquires any property other than the Property, until such time as the Obligations have been fully repaid. The organizational documents of Borrower shall limit its purpose to the acquisition, operation, management and disposition of the Property and/or matters relating thereto, shall adopt the covenants contained in this Section 7.20, and such purposes shall not be amended without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall:

(a)          Maintain its assets, accounts, books, records, financial statements, stationery, invoices, and checks separate from and not commingled with any of those of any other person or entity;

(b)          Conduct its own business in its own name, pay its own liabilities out of its own funds, allocate fairly and reasonably any overhead for shared employees and office space, and to maintain an arm’s length relationship with its Affiliates;

(c)          Hold itself out as a separate entity, correct any known misunderstanding regarding its separate identity, maintain adequate capital in light of its contemplated business operations, (provided, nothing herein shall require any Owner to make additional Capital Contributions to Borrower following the Loan opening, but even though nothing herein requires any Owners to make additional Capital Contributions to Borrowers, this provision does not relieve the Borrower from its obligations to keep the Loan In Balance) and observe all organizational formalities;

(d)          Not guarantee or become obligated for the debts of any other entity or person or hold out its credits as being available to satisfy the obligations of others, including not acquiring obligations or securities of its partners, members or shareholders, except in connection with the Loans;

(e)          Not pledge its assets for the benefit of any other entity or person or make any loans or advances to any person or entity, except in connection with the Loans;

(f)          Not enter into any contract or agreement with any Affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any Affiliate;

(g)          Not, and shall not permit any constituent party of Borrower to seek the dissolution or winding up, in whole or in part, of Borrower and/or such constituent party of Borrower, nor merge with or be consolidated into any other entity; and

(h)          Maintain its assets in such a manner that it will not be unreasonably costly or difficult to segregate, ascertain or identify its individual assets from those of any constituent party of Borrower, any Affiliate, Guarantor or any other person.

7.21.         No Debt. Except for the Obligations, Borrower shall not incur or become liable for any indebtedness other than customary trade payables paid within sixty (60) days after they are incurred.

7.22.         Use of Loan Advances. Borrower covenants and agrees that all Loan Advances to be made hereunder by Lenders shall be used solely for the payment (or reimbursement to others for payment) of the bills for the labor and materials used in the performance of the Work for which such Loan Advances were requested by Borrower, and for the payment of the other items of Project Cost for which such Loan Advances were requested by Borrower (no Project Cost shall include expenses relating to any development, construction, operating or other cost attributable to any project other than the Project specifically described in this Agreement), and for no other purpose whatsoever; however, nothing herein shall impose upon Administrative Agent or any Lender any obligation whatsoever to see to the proper application of any such monies by Borrower. Whenever so requested by Administrative Agent, Borrower shall promptly furnish Administrative Agent written evidence reasonably satisfactory to Administrative Agent that all monies theretofore advanced by the Lenders pursuant to this Agreement have actually been or will be paid or applied in payment of the cost of performance of the Work and in payment of the other items of Project Cost for which such funds were advanced by the Lenders, and until such evidence is produced, at the option of Administrative Agent, no future or additional payments or Loan Advances need be made hereunder.

7.23.         Financial Covenants. The Debt Service Coverage Ratio must be (i) at least 1.00 to 1.00 on December 31, 2017, (ii) at least 1.10 to 1.00 on June 30, 2018, (iii) provided that the First Extension Option is exercised, at least 1.15 to 1.00 on the date of the First Extension Request and quarterly after the Initial Maturity Date, and (iv) provided that the Second Extension Option is exercised, at least 1.25 to 1.00 on the date of the Second Extension Request and quarterly after the First Extended Maturity Date provided, that all such dates are subject to a day for day extension (not to exceed thirty (30) days) in the event of any occurrence of Force Majeure. Without limiting any other provisions of this Agreement, Borrower shall promptly provide Administrative Agent with such information as Administrative Agent may request to calculate the Debt Service Coverage Ratios described in this Section 7.23.

7.24.         Approved Leases. Borrower shall not enter into any tenant lease of non-residential space in the Improvements unless approved in writing by Administrative Agent. Borrower shall not enter into any tenant lease of residential space in the Improvements with a tenant leasing more than five (5) units in the Project unless approved in writing by Administrative Agent. Except as provided in the preceding sentence, Borrower may enter into tenant leases of residential space in the Improvements without Administrative Agent’s approval so long as such leases are on Borrower's standard form of tenant lease without any material adverse changes. Borrower’s standard form of tenant lease for residential space, and any revisions thereto, must have the prior written approval of Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. Borrower shall, throughout the term of this Agreement, pay all reasonable costs incurred by Administrative Agent in connection with Administrative Agent’s review and approval of tenant leases and each guarantee thereof (if any), including reasonable attorneys’ fees and costs actually incurred at standard hourly rates (without regard to any statutory attorneys' fees provisions); provided, however, that Administrative Agent shall use good faith discretion with regard to incurring such review costs in order to minimize the same.

7.25.         Manner of Construction. Borrower shall, at its sole cost and expense, cause the construction of the Project to be diligently and expeditiously carried out, in a good and workmanlike manner, in accordance with the Plans and Specifications and all Applicable Laws. All materials, fixtures, equipment or articles used in the renovation, construction or equipping of the Project shall materially comply with the Plans and Specifications. Without limiting the generality of the foregoing, Borrower will use best efforts to commence construction of the Project on or prior to the Construction Commencement Date and use best efforts to cause construction to continue without interruption until completion in accordance with the Construction Schedule, and to be completed in accordance with the Plans and Specifications and Applicable Laws prior to the Construction Completion Date. Construction of the Project shall not be deemed to be complete until the Architect has certified that all space located within the Project can be used and occupied in accordance with all Applicable Laws and a final, unconditional certificate of occupancy (or local equivalent) has been issued therefor. Borrower shall forthwith upon completion of the Improvements and each portion thereof cause the same to be inspected by each applicable governmental authority, shall cause to be corrected any defects and deficiencies which may be disclosed by any such inspection and shall cause to be duly issued all occupancy certificates and other licenses, permits and authorizations necessary for the operation and occupancy of the Improvements and each portion thereof; and in any event, Borrower shall use best efforts to do and perform, or cause to be done and performed, all of the foregoing acts and things and cause to be issued and executed all such occupancy permits, licenses and authorizations on or before the Construction Completion Date, including without limitation, correcting any defect in the Improvements demanded by an governmental authority.

7.26.         Certificate of Completion. Within fifteen (15) days after the Project is completed, Borrower shall deliver to Administrative Agent a certificate of the Architect stating that the Project has been completed in accordance with the Plans and Specifications and all Applicable Laws.

7.27.         Change Orders. Borrower shall not, without the prior written approval of Administrative Agent, make or permit any modification of the Plans and Specifications, or amend or modify the Construction Contract or Architectural Contract or enter into any change orders or additional contracts for the performance of any portion of the Work; provided, however, Borrower shall have the right to enter into one or more change orders without Administrative Agent’s consent, so long as (a) no Event of Default or Unmatured Default exists under this Agreement or any of the other Loan Documents, (b) the change order does not individually result in a change in the cost of constructing the Project of more than Fifty Thousand Dollars ($50,000.00) after allocation of any and all Contingency and reallocated line-item amounts, (c) the change order does not, together with all other change orders, result in a change in the cost of constructing the Project of more than Three Hundred Thousand Dollars ($300,000.00), (d) the change order does not affect any structural portion of the Project, the overall appearance of the Project or the use or operation of the Project in any materially adverse respect, and (e) any increased cost resulting from the change order is paid for from the contingency line item in the Budget or any additional funds deposited by Borrower with Administrative Agent (in accordance with Section 3.4(c) hereof). In any event, Borrower shall deliver to Administrative Agent copies of all such change orders not requiring Administrative Agent’s prior approval, together with all related documentation, no later than ten (10) days after the execution thereof.

7.28.         Material Subcontracts. If requested by Administrative Agent, within ten (10) days after being executed, Borrower shall deliver to Administrative Agent a copy of each Material Subcontract entered into by the Contractor. Borrower shall not enter any contract or subcontract that shall cause the Loan to not be In Balance.

7.29.         Budget. Except as provided hereinbelow, Borrower shall not amend the Budget without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall not reallocate any line items within the Budget unless Borrower can demonstrate to Administrative Agent’s satisfaction that sufficient funds remain (i) in the line item from which the amount is to be reallocated to pay all Project Costs which may be paid from that line item and (ii) in the Budget to complete the Work in accordance with the Plans and Specifications. If any funds are to be reallocated, unless otherwise approved in writing by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed, such funds from a hard cost line item may only be reallocated to another hard cost line item and such funds from a soft cost line item may only be reallocated to another soft cost line item; provided, however, in no event may funds be reallocated to or from the Interest Reserve or reallocated to the Developer Fee without Administrative Agent’s prior written consent. For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary but only so long as the Loan is In Balance, Borrower may, in its sole and absolute discretion and without obtaining prior approval of Administrative Agent or any Lender, reallocate any and all remaining Contingency amounts and unused line item amounts (as set forth in the Budget); provided, that the dedicated Project Cost associated with any such line item amounts (as set forth in the Budget) has been fully satisfied and provided further that in no event may such funds be reallocated to the Interest Reserve or reallocated to the Developer Fee without Administrative Agent’s prior written consent.

7.30.         Loan In Balance. Borrower shall maintain the Loan In Balance at all times.

7.31.         Development Fee. Borrower shall pay the Development Fee to the Developer in twenty-two (22) equal monthly installments commencing November, 2015. Borrower shall not disburse the Development Fee in excess of the amount set forth in the Budget to the Developer and may not pay or disburse any Development Fee to the Developer at any time that an Event of Default or any Unmatured Default exists.

7.32.         Collateral Assignment of Plans, Permits and Contracts. As additional security for the payment and performance of all of the Obligations, Borrower hereby pledges and assigns to Administrative Agent, and grants to Administrative Agent a first lien on and a first priority security interest in, (a) all present and future Plans and Specifications for the construction of the Improvements; (b) all present and future applications, permits, licenses and approvals between Borrower and others, or given or to be given to Borrower by governmental authorities, relating to the Improvements, together with all of Borrower’s rights, options and privileges thereunder; and (c) all present and future architectural, engineering and construction contracts relating to Improvements.

7.33.         Take-Out Commitments. Borrower shall at all times duly perform and observe all of the terms, provisions, conditions and agreements on its part to be performed and observed under any present or future commitment for permanent or take-out financing for the Property and the Improvements, and under any multi-party agreement entered into in connection with such a commitment, and shall not suffer or permit any default or event of default to exist under any such commitment or multi-party agreement, and shall not agree or consent to, or suffer or permit, any termination, modification or amendment of any such commitment. As additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents, Borrower hereby pledges and assigns to Administrative Agent for the benefit of the Lenders, and grants to Administrative Agent a first lien on and a first priority security interest in, all such present and future commitments for permanent or take-out financing for the Property and the Improvements and all loan proceeds payable under all such commitments.

7.34.         Transfer of Ownership Interests. There shall be no transfer or assignment of any ownership interest in Borrower or transfer or assignment of any ownership interest in any entity that directly or indirectly owns an ownership interest in Borrower; provided, however, that the foregoing restriction shall not apply to any Permitted Transfer (and the occurrence of same shall not constitute an Event of Default).

SECTION 8.
EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)          Failure by Borrower or any other Obligor to make: (i) any payment of principal or interest hereunder or under the Notes within five (5) Business Days of the date when due, or (ii) any other payment under the Loan Documents within five (5) Business Days of the date when due or, if no date is stated, five (5) Business Days after Borrower's receipt of written demand from Administrative Agent (or such shorter period as may be expressly provided for herein or therein);

(b)          Failure by Borrower to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower contained in this Agreement or in any other Loan Document and not specifically referred to elsewhere in this Section 8; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Project, and the priority, validity and enforceability of the liens created by this Agreement, the Mortgage or any of the other Loan Documents and the value of the Property is not impaired, threatened or jeopardized, then Borrower shall have a period (“Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure, or receives written notice of such failure, whichever first occurs, in which to cure the same and an Event of Default shall not be deemed to exist during the Cure Period (provided, however, such period shall be limited to ten (10) days if such failure can be cured by the payment of money); provided, however, that (i) if the subject failure cannot reasonably be cured within the Cure Period or has not been cured within the Cure Period but is reasonably capable of cure and Borrower has commenced the cure within the initial thirty (30) day period, and (ii) Borrower continues to use good faith efforts to cure such failure, the Cure Period shall be extended for a reasonable amount of time (not to exceed an additional thirty (30) days) in order to allow Borrower a bona fide opportunity to cure such failure, during which time an Event of Default shall not be deemed to exist or to have occurred.

(c)          The existence of any material inaccuracy or untruth in any representation or warranty contained in this Agreement or any other Loan Documents, or of any statement or certification as to facts delivered to Administrative Agent by or on behalf of Borrower or the Guarantor, provided, however, that any such material inaccuracy or untruth shall not constitute an Event of Default if Administrative Agent determines in its reasonable discretion that the same is susceptible to being cured and then is secured by Borrower in such a way as to make the original representation or warranty true and not misleading within thirty (30) days after receipt of notice from Administrative Agent identifying such material inaccuracy or untruth.

(d)          A Material Adverse Occurrence;

(e)          Intentionally Omitted;

(f)          Borrower, any Guarantor or any successors or permitted assigns of it, shall:

(i)          file a voluntary petition in bankruptcy or an arrangement or reorganization under any federal or state bankruptcy, insolvency or debtor relief law or statute (hereinafter referred to as a “Bankruptcy Proceeding”);

(ii)         file any answer in any Bankruptcy Proceeding or any other action or proceeding admitting insolvency or inability to pay his, her or its debts;

(iii)        fail to oppose, or fail to obtain a vacation or stay of, any involuntary Bankruptcy Proceeding within sixty (60) days after the filing thereof;

(iv)        solicit or cause to be solicited petitioning creditors for any involuntary Bankruptcy Proceeding against Borrower or any Guarantor;

(v)         be granted a decree or order for relief, or be adjudicated a bankrupt or declared insolvent in any Bankruptcy Proceeding, whether voluntary or involuntary;

(vi)        have a trustee or receiver appointed for or have any court take jurisdiction of its property, or the major part thereof, or all of any portion of the Property, in any voluntary or involuntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation, and, with respect to an involuntary proceeding only, such trustee or receiver is not discharged or such jurisdiction is not relinquished, vacated or stayed on appeal or otherwise, within sixty (60) days after the commencement thereof;

(vii)       make an assignment for the benefit of creditors;

(viii)      consent to any appointment of a receiver or trustee or liquidator of all of its property, or the major part thereof, or all or any portion of the Property; or

(ix)         have an attachment or execution levied with respect to, or other judicial seizure be effected for, all or substantially all of its assets or all or any portion of the Property, or the placing of any attachment, levy of execution, charging order, or other judicial seizure on the interest of the parent of Borrower; provided, however, with respect to any of the matters described in clauses (i) through (ix) that are applicable to any Guarantor, such matters shall not constitute an Event of Default if a Replacement Guarantor acceptable to Administrative Agent executes a Guaranty in substantially the same form as the Guaranty signed by the Guarantor being replaced within fifteen (15) days after notice of such action is provided to Borrower. For purposes hereof, Bluerock Residential Growth REIT, Inc. shall be deemed an acceptable Replacement Guarantor as long as it can demonstrate to Administrative Agent’s reasonable satisfaction that its publicly reported liquidity is in excess of $15,000,000.00 and it is not in default under any material agreement, indenture or instrument to which it is a party or by which it is bound.

(g)          Any sale, transfer, lease, assignment, conveyance, financing, lien, encumbrance or other transaction made in violation of Section 7.10 or Section 7.14 above or the Mortgage;

(h)          The entry of any order enjoining or otherwise preventing or declaring invalid or unlawful the construction, occupancy, maintenance, operation or use of the Project, or any portion thereof, in the manner required by the terms of this Agreement, or of any proceedings which could or might affect the validity or priority of the lien of the Mortgage or any of the other security for the Loan, or which could result in a Material Adverse Occurrence;

(i)          The occurrence of the death or legal incompetency of any individual Guarantor (but subject to the curative provisions set forth in Section 3.1(f));

(j)          The actual filing of any condemnation or administrative proceeding or litigation against the Project or any casualty thereto which materially impairs the completion of the Work prior to the applicable date required therefor or the full utilization of the Project once completed;

(k)          The assignment or attempted assignment of this Agreement by Borrower without Administrative Agent’s prior written consent;

(l)          The filing of formal charges under any federal, state or local law, statute or ordinance for which Borrower’s forfeiture of all or any portion of the Project is a potential penalty;

(m)          The dissolution of Borrower or any Guarantor without the interests of the same in and to the Project first having been assigned to a permitted assignee (as reasonably approved by Administrative Agent); provided, however, with respect to any of the matters described in this clause (m) that are applicable to any Guarantor, such matters shall not constitute an Event of Default if a Replacement Guarantor acceptable to Administrative Agent executes a Guaranty in substantially the same form as the Guaranty signed by the Guarantor being replaced within fifteen (15) days after notice of such action is provided to Borrower. For purposes hereof, Bluerock Residential Growth REIT, Inc. shall be deemed an acceptable Replacement Guarantor as long as it can demonstrate to Administrative Agent’s reasonable satisfaction that its publicly reported liquidity is in excess of $15,000,000.00 and it is not in default under any material agreement, indenture or instrument to which it is a party or by which it is bound.

(n)          Except as permitted under Section 7.34 of this Agreement, or as otherwise reasonably approved by Administrative Agent, (i) any ownership interest in Borrower shall be transferred or assigned, or any security interest or other lien or encumbrance shall be created in or on any ownership interest in Borrower or in or on the proceeds of or distribution rights with respect to any such ownership interest; or (ii) any ownership interest in any entity that directly or indirectly owns an ownership interest in Borrower shall be transferred or assigned, or any security interest or other lien or encumbrance shall be created in or on any ownership interest in any such entity or in or on the proceeds of or distribution rights with respect to any ownership interest in any such entity; or

(o)          The occurrence of an “Event of Default” or a default (after expiration of any notice or cure period, if any) under any of the other Loan Documents. For the avoidance of doubt, in the event of any inconsistency between the parameters of an "Event of Default" or any notice and cure period under any other Loan Document and an Event of Default or any notice and cure period hereunder, the parameters hereunder shall control.

(p)          Except in the event of a Force Majeure, a discontinuance of the construction of the Work for a period of twenty (20) consecutive days (unless otherwise approved by Administrative Agent), or any material failure to adhere to the Construction Schedule, the result of which may be, in Administrative Agent’s sole judgment, that the Work will not be substantially completed prior to the Construction Completion Date;

(q)          Intentionally Omitted.

(r)          Failure by Borrower to deposit with Administrative Agent or invest in the Project in the manner permitted herein funds required to maintain the Loan In Balance within the time and in the manner set forth in Section 3.4(c) or provide the funds required to maintain the Interest Reserve within the time and manner set forth in Section 5.6;

(s)          The termination of the Construction Contract without Administrative Agent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed;

(t)          Borrower intentionally causes or knowingly permits any of the Work to be performed in a manner which is materially contrary to the Plans and Specifications or any provisions of this Agreement or the other Loan Documents;

SECTION 9.
REMEDIES

Upon the occurrence of any Event of Default and so long as the Event of Default remains uncured, Administrative Agent for the benefit of the Lenders, in addition to availing itself of any remedies conferred upon it at law or in equity and by the terms of the Notes, the Mortgage and the other Loan Documents, may pursue any one or more of the following remedies first, concurrently or successively with each other and with any other available remedies, it being the intent hereof that none of such remedies shall be to the exclusion of any others:

(a)          Take possession of the Project and complete the Work and do anything necessary or desirable in Administrative Agent’s sole judgment to fulfill the obligations of Borrower hereunder, including, without limitation, either the right to avail itself of and procure performance of the Construction Contract, any Subcontracts or any other contract entered into for the performance of all or any portion of the Work (or any substitute therefor), or to let new or additional contracts with the same Contractor or Subcontractors or others, and to employ watchmen to protect the Project from injury. Without limiting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution (i) to complete the Work in the name of Borrower; (ii) to use portions of the Loans or other funds which may be reserved, escrowed or set aside for any purposes hereunder at any time to complete the Work; (iii) to make changes in the Plans and Specifications which shall be reasonably necessary or reasonably desirable to complete the Work; (iv) to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for such purposes; (v) to pay, settle or compromise all existing bills and claims, which may be liens or security interests or to avoid such bills and claims becoming liens or security interests against the Project, or as may be necessary or desirable for the completion of the Work or for the clearance of title; (vi) to execute all applications and certificates in the name of Borrower which may be required by any of the Loan Documents; (vii) to prosecute and defend all actions or proceedings in connection with the Work; (viii) to take such action and require such performance as it deems necessary under any of the bonds to be furnished pursuant to the provisions hereof and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; it being understood that the foregoing power of attorney is coupled with an interest and cannot be revoked. All sums expended by Administrative Agent pursuant to this Section 9 shall be deemed to have been paid to Borrower and secured by the Mortgage and the other Loan Documents, and shall bear interest at the Default Rate until repaid to Administrative Agent.

(b)          Make any protective advance Administrative Agent deems necessary to (i) preserve, maintain, repair, restore or rebuild any Improvements, (ii) preserve the lien of the Mortgage or the priority thereof, or (iii) enforce this Agreement, the Mortgage and the other Loan Documents. All sums expended by Administrative Agent pursuant to this Section 9(b) shall be deemed to have been paid to Borrower and secured by the Mortgage and the other Loan Documents, and shall bear interest at the Default Rate until repaid to Administrative Agent.

(c)          Withhold further disbursements of proceeds of the Loans and terminate the Commitments.

(d)          Declare the unpaid indebtedness evidenced by the Notes to be immediately due and payable.

(e)          Apply the balance of any deposits made with Administrative Agent toward the repayment of the Loans.

SECTION 10.
ADMINISTRATIVE AGENT

10.1.          Authorization and Action. Each Lender hereby appoints and authorizes Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement, the other Loan Documents and a Post-Foreclosure Plan as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs Administrative Agent to enter into the Loan Documents for the benefit of the Lenders and to exercise the remedies as herein provided. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein (including the use of the term “Administrative Agent”) shall be construed to deem Administrative Agent a trustee or fiduciary for any Lender nor to impose on Administrative Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, Administrative Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to Administrative Agent pursuant to this Agreement or the other Loan Documents. Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to Administrative Agent by Borrower or any other Affiliate of Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Loans) or in a Post-Foreclosure Plan, Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Loans; provided, however, that, notwithstanding anything in this Agreement or in a Post-Foreclosure Plan to the contrary, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, Applicable Law or a Post-Foreclosure Plan. Borrower may rely on written amendments or waivers executed by Administrative Agent or acts taken by Administrative Agent as being authorized by the Lenders or the Requisite Lenders, as applicable, to the extent Administrative Agent does not advise Borrower that it has not obtained such authorization from the Lenders or the Requisite Lenders, as applicable.

10.2.          Administrative Agent’s Reliance, Etc. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable to any of the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement or a Post-Foreclosure Plan, except for its or their own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Administrative Agent: (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including its own counsel or counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement, any other Loan Document or a Post-Foreclosure Plan; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement, any other Loan Document or a Post-Foreclosure Plan or the satisfaction of any conditions precedent under this Agreement, any Loan Document or a Post-Foreclosure Plan on the part of Borrower or other Persons or inspect the property, books or records of Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of Administrative Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement, any other Loan Document or a Post-Foreclosure Plan by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

10.3.          Notice of Defaults. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Unmatured Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement, describing with reasonable specificity such Unmatured Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as Administrative Agent) becomes aware of any Unmatured Default or Event of Default, it shall promptly send to Administrative Agent such a “notice of default.” Further, if Administrative Agent receives such a “notice of default,” Administrative Agent shall give prompt notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Event of Default as may be requested by the Lenders in accordance with this Section 10.3; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.4.          Administrative Agent as Lender. Administrative Agent, as a Lender, shall have the same rights and powers under this Agreement, any other Loan Document and a Post-Foreclosure Plan as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in each case in its individual capacity. Administrative Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, Borrower or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, Administrative Agent and any Affiliate may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

10.5.          Approvals of Lenders. All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (d) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) days (or such lesser or greater period as may be specifically required under the Loan Documents or a Post-Foreclosure Plan) of receipt of such communication. Except as otherwise provided in this Agreement and except with respect to items requiring the unanimous consent or approval of the Lenders pursuant to Section 10.12, unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

10.6.          Lender Credit Decision, Etc. Each Lender expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of Borrower or any other Person or any Property to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of Borrower or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrower and other Persons and the Property, its review of the Loan Documents, a Post-Foreclosure Plan (if and when prepared) the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents and a Post-Foreclosure Plan. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent under this Agreement, any of the other Loan Documents or a Post-Foreclosure Plan, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower or any other Affiliate thereof which may come into possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement or a Post-Foreclosure Plan is only acting as counsel to Administrative Agent and is not acting as counsel to such Lender.

10.7.          Indemnification of Administrative Agent by Lenders. Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so, if any) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, a Post-Foreclosure Plan, any transaction contemplated hereby or thereby or any action taken or omitted by Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction or if Administrative Agent fails to follow the written direction of the Requisite Lenders, unless such failure is pursuant to the reasonable advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding provision, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so, if any) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of Administrative Agent’s own choosing) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, a Post-Foreclosure Plan, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect any Loans, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders, and any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section 10.7 shall not limit the terms of Section 3.7 and shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Administrative Agent for any Indemnifiable Amount following payment by any Lender to Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section 10.7, Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

10.8.          Successor Administrative Agent. On ten (10) Business Days prior written notice to Lenders and Borrower, Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least Five Billion Dollars ($5,000,000,000). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least Five Billion Dollars ($5,000,000,000). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents as Administrative Agent. If no successor agent has accepted appointment as Administrative Agent by the date which is forty-five (45) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.8 and all provisions of this Agreement relating to Loans shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Upon any change in Administrative Agent under this Agreement, the resigning Administrative Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Administrative Agent for the resigning Administrative Agent.

10.9.          Other Loans by Lenders to Borrower. The Lenders agree that one or more of them may now or hereafter have other loans to Borrower or one or more Affiliates of Borrower which are not subject to this Agreement. The Lenders agree that the Lender(s) which may have such other loan(s) to Borrower and such Affiliates may collect payments on such loan(s) and may secure such loan(s) (so long as such loan does not itself expressly violate this Agreement). Further, the Lenders agree that the Lender(s) which may have such other loan(s) to Borrower and such Affiliates shall have no obligation to attempt to collect payments under the Loans in preference and priority over the collection and/or enforcement of such other loan(s).

10.10.         Request for Administrative Agent Action. Administrative Agent and the Lenders acknowledge that in the ordinary course of business of Borrower, (a) the Property may be subject to a condemnation or eminent domain proceeding (a “Taking”), (b) Borrower may desire to enter into easements or other agreements affecting the Real Property, or (c) take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of Administrative Agent. In connection with the foregoing, the Lenders hereby expressly authorize Administrative Agent to (x) execute, releases of liens in connection with any Taking or after repayment of the Loans, (y) execute consents or subordinations in form and substance satisfactory to Administrative Agent in connection with any easements or agreements affecting the Real Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to Administrative Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.

10.11.         Assignments/Participations.

(a)          Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(b)          Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest, (ii) no Lender may grant a participating interest in its Commitment, or if any of the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in an amount less than Five Million Dollars ($5,000,000.00) or integral multiples of One Million Dollars ($1,000,000.00) in excess thereof, and (iii) after giving effect to any such participation by a Lender, the amount of its Commitment, or if any of the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in which it has not granted any participating interests must be equal to Five Million Dollars ($5,000,000.00) and integral multiples of One Million Dollars ($1,000,000.00) in excess thereof. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) except as otherwise permitted in this Agreement, increase or extend the term or extend the time or waive any requirement for the reduction of termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by Section 10.11(c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 10.11(b). The selling Lender shall notify Administrative Agent and Borrower of the sale of any participation hereunder and, if requested by Administrative Agent, certify to Administrative Agent that such participation is permitted hereunder.

(c)          Any Lender may with the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its Commitment and its other rights and obligations under this Agreement and the Notes; provided, however, (i) any partial assignment of a Commitment shall be in an amount at least equal to Five Million Dollars ($5,000,000.00) and integral multiples of One Million Dollars ($1,000,000.00) in excess thereof and after giving effect to such partial assignment the assigning Lender retains a portion of the Commitment so assigned, or if any of the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least Five Million Dollars ($5,000,000.00) and integral multiples of One Million Dollars ($1,000,000.00) in excess thereof (provided, however, the conditions set forth in this Section 10.11(c) (i) shall not apply to any full assignment by any Lender of its Commitment); and (ii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section 10.11(c), the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of Three Thousand Five Hundred Dollars ($3,500.00).

(d)          Administrative Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”). Administrative Agent shall give each Lender and Borrower notice of the assignment by any Lender of its rights as contemplated by this Section 10.11(d). Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to Administrative Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, Administrative Agent shall, if such Assignment and Acceptance Agreement has been completed and if Administrative Agent receives the administrative fee described in Section 10.11(c) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower.

(e)          In addition to the assignments and participations permitted under the foregoing provisions of this Section 10.11(e), any Lender may assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(f)          A Lender may furnish any information concerning Borrower, any other Obligor or any of their respective Affiliates in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 11.7.

(g)          Anything in this Section 10.11 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower, any other Obligor or any of their respective Affiliates.

(h)          Each Lender agrees that, without the prior written consent of Borrower and Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(i)          Notwithstanding anything to the contrary contained herein, if at any time Administrative Agent assigns all of its Commitment and interest in the Loan pursuant to this Section 10.11, Administrative Agent may, upon thirty (30) days’ notice to Borrower and the Lenders, resign as the Administrative Agent. In the event of any such resignation as the Administrative Agent, Lenders shall be entitled to appoint from among the Lenders a successor Administrative Agent hereunder; provided, however, that no failure by Lenders to appoint any such successor shall affect the resignation of Administrative Agent as the Administrative Agent.

10.12.         Approval by Lenders.

(a)          Upon the termination or reduction to zero (0) of all of the Commitments and payment and satisfaction in full of all of the Obligations hereunder and under the other Loan Documents, Lenders hereby expressly authorize Administrative Agent to release any liens arising under the Loan Documents.

(b)          Administrative Agent and the Lenders acknowledge that, in the ordinary course of Borrower’s construction, ownership, maintenance and operation of the Property, Borrower may request Administrative Agent’s consent or approval to enter into customary easements and other customary agreements or to take other actions in the ordinary course of Borrower’s business operations. Provided such Borrower requests are in each instance consistent and compatible with the Project, and subject in each instance to the restrictions and limitations set forth in this Section 10.12 (or any other provision of the Loan Documents which expressly requires the consent of the Requisite Lenders or the Lenders), Lenders hereby expressly authorize Administrative Agent to consent to and approve (or to condition consent or approval or to deny) such requests in form and substance satisfactory to Administrative Agent.

(c)          Unless the consent of all of the Lenders is required pursuant to Section 10.12(d) (or any other provision of the Loan Documents which expressly requires the consent of all of the Lenders), Requisite Lenders shall have the right to amend the terms of the Loan Documents, and to consent to and approve Borrower requests that Lenders have not otherwise expressly authorized Administrative Agent to consent to and approve, in each instance by a writing signed by the Requisite Lenders or Administrative Agent at the written direction of all of the Requisite Lenders.

(d)          Notwithstanding anything to the contrary in any of the Loan Documents, no amendment, waiver, consent or approval shall, unless in writing and signed by all of the Lenders or Administrative Agent at the written direction of all of the Lenders, do any of the following: (i) extend or increase the Commitments (or any component thereof) of the Lenders or subject the Lenders to any additional obligations; (ii) reduce or forgive the amount of any fees, costs or expenses payable under any Loan Document; (iii) postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations; (iv) modify the definition of the term “Requisite Lenders;” (v) release or limit any Guarantor from its obligation under the Guaranty; (vi) reduce or forgive the principal amount of any Loan or the rate of interest thereon; (vii) modify any prorata sharing of payments to be received by any Lender hereunder; (viii) extend Maturity Date (other than in accordance with Section 3.5); (ix) modify this Section 10.12; or (x) except as provided in Section 10.10 and the first sentence of Section 10.12(a), release any Collateral.

(e)          Further, no amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent under this Agreement or any of the other Loan Documents.

(f)          No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver, consent or approval shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(g)          If, in connection with any proposed amendment, modification, waiver, approval or termination requiring the consent of all Lenders, the consent of the Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Administrative Agent and/or a Person or Persons reasonably acceptable to Administrative Agent shall have the right to purchase (such purchaser, a “Purchasing Party”) from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Administrative Agent’s request, sell and assign to the Purchasing Party, all of the Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all such Loans held by such Non-Consenting Lenders and all accrued interest, fees, expenses and other amounts then due with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance Agreement. If there is more than one Purchasing Party resulting in greater funds than are necessary, the amount funded by each such Purchasing Party shall be reduced if necessary, so that each Purchasing Party’s amount funded is in proportion to the Commitments of all of the Purchasing Lenders exercising its right to purchase the Non-Consenting Lenders’ Loan (calculated without regard to the Commitment of the Non-Consenting Lender and any other Lender who has not elected to fund).

10.13.         Post Foreclosure Plans. If all or any portion of the Collateral is acquired by Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations under the Loan Documents, the title to any such Collateral, or any portion thereof, shall be held in the name of Administrative Agent or a nominee or Affiliate of Administrative Agent, as agent, for the ratable benefit of all Lenders in accordance with their respective Commitment Percentage. Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired. After any Collateral is acquired, Administrative Agent may appoint and retain one or more Persons experienced in the management, leasing, sale and/or dispositions of similar properties. After consulting with the Person(s), if any, Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan.

(a)          Upon demand therefor from time to time, each Lender will within two (2) Business Days after request, contribute its share (based on its Commitment Percentage) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Commitment Percentage of any operating loss for such Collateral, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Commitment Percentage.

(b)          Lenders acknowledge and agree that if title to any Collateral is obtained by Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Required Lenders reasonably shall determine to be most advantageous to Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of Lenders in the same Commitment Percentage as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

SECTION 11.
MISCELLANEOUS

11.1.          Additional Indebtedness. If any advances or payments made by Lenders pursuant to this Agreement or any other Loan Document, together with disbursements of the Loans, shall exceed the aggregate face amount of the Notes, all such advances and payments shall constitute additional indebtedness secured by the Mortgage and all other security for the Loans, and shall bear interest at the applicable interest rate from the date advanced until paid. Additionally, if an Event of Default shall occur, so long as such Event of Default remains uncured, Administrative Agent may, but shall not be obligated to, take any and all actions to cure such default, and all amounts expended in so doing, all Loan Expenses and all other amounts paid or advanced by Administrative Agent and/or the Lenders pursuant to the Loan Documents, and all other amounts advanced by Administrative Agent in connection with the performance of the Work or preserving any security for the Loans, shall constitute additional advances of the Loans, shall be secured by the Mortgage and all other security for the Loans, and shall bear interest at the Default Rate from the date advanced until paid.

11.2.          Additional Acts. Borrower shall, upon request, execute and deliver such further instruments and documents and do such further acts and things as may be reasonably required to provide to Administrative Agent the evidence of and security for the Loan contemplated by this Agreement provided, however, that, the foregoing notwithstanding, the Borrower shall not be required to do any further act that has the effect of (a) changing the economic terms of the Loan, as set forth in the Loan Documents, or (b) imposing upon Borrower or any Guarantor greater liability than as set forth and described in the Loan Documents.

11.3.          Loan Agreement Governs. In the event of any conflict between any provision of this Agreement and any provision of any other Loan Document, the provision of this Agreement shall govern; provided, however, that the provisions of all of the Loan Documents shall be construed as an integrated set of provisions governing the Loan and, accordingly, shall be interpreted and construed liberally to give the maximum validity, enforceability and effect to all of such provisions to the extent practical.

11.4.          Amendment; Waiver; Approval. This Agreement shall not be amended, modified or supplemented without the written agreement of Borrower, Administrative Agent and Lenders at the time of such amendment, modification or supplement. No waiver of any provision of this Agreement or any of the other Loan Documents shall be effective unless set forth in writing signed by the party making such waiver, and any such waiver shall be effective only to the extent therein set forth. Failure by Administrative Agent to insist upon full and prompt performance of any provisions of this Agreement or any of the other Loan Documents, or to take action in the event of any breach of any such provision or upon the occurrence of any Event of Default, shall not constitute a waiver of any rights of Administrative Agent and/or Lenders, and Administrative Agent and/or Lenders may at any time thereafter exercise all available rights and remedies with respect to such breach or Event of Default. Receipt by Administrative Agent of any instrument or document shall not constitute or be deemed to be an approval thereof. Any approvals required under any of the other Loan Documents must be in writing, signed by Administrative Agent and directed to Borrower.

11.5.          Notice. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested; or (d) upon confirmed receipt, if delivered by facsimile or electronic mail, addressed to the addresses set forth below in this Section 11.5 or as such party may from time to time designate by written notice to the other parties. Any party by notice to the others in the manner provided herein may designate additional or different addresses for subsequent notices or communications:

To Administrative Agent:	The PrivateBank and Trust Company
120 S. LaSalle Street
Chicago, Illinois 60603
Attn: Commercial Real Estate

And

The PrivateBank and Trust Company
Atlanta Financial Center
3343 Peachtree Road
Atlanta, Georgia 30326
Attn: Brad Barton
Email: BBarton@theprivatebank.com

With a copy to:	Miller & Martin PLLC
1180 West Peachtree Street NW
Suite 2100
Atlanta, Georgia 30309
Attn: Charles A. Brake, Jr., Esq.
Fax: 404-962-6347
Email: charlie.brake@millermartin.com

To Borrower:	CB Owner, LLC
c/o Catalyst Development Partners
880 Glenwood Avenue, Suite H
Atlanta, Georgia 30316
Attn: Mr. Rob Meyer
Fax: 404-890-5681
Email: Robm@catalystdp.com

and:	c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: Jordan Ruddy and Michael Konig, Esq.
Fax: 646-278-4220
Email: jruddy@bluerockre.com;
mkonig@bluerockre.com

With a copy to:	Nelson Mullins Riley & Scarborough LLP
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attn: Eric R. Wilensky, Esq.
Fax: 404-322-6050
Email: eric.wilensky@nelsonmullins.com

11.6.          Successors and Assigns of Borrower. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not to consented shall be null and void.

11.7.          Confidentiality. Except as otherwise provided by Applicable Law, Administrative Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by Borrower in accordance with its customary procedure for handling confidential information of this nature to prevent improper disclosure (including disclosure to competitors of Borrower) and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective Affiliates (provided they shall be obligated to keep such information confidential in accordance with the terms of this Section 11.7); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall be obligated to keep such information confidential in accordance with the terms of this Section 11.7); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be obligated to maintain the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents (provided they shall be obligated to maintain the confidential nature of the information); and (f) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 11.7 or (ii) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than Borrower, any other Obligor, or any of their respective subsidiaries or any of their respective Affiliates.

11.8.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

11.9.          Indemnity by Borrower. To the fullest extent permitted by law, Borrower agrees to defend (with counsel reasonably satisfactory to Administrative Agent), protect, indemnify and hold harmless Lenders and Administrative Agent, any parent corporation, affiliated corporation or subsidiary of Administrative Agent and the Lenders and Administrative Agent, and each of their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and costs actually incurred at standard hourly rates (without regard to any statutory attorneys' fees provisions), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, environmental laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement, the Notes and the Loan Documents, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans and the enforcement of Lenders’ rights and remedies under this Agreement, the Notes, the Loan Documents, any other instruments and documents delivered hereunder or thereunder; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of any such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by Applicable Law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to such Indemnified Party within five (5) Business Days of written demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by such Indemnified Party until paid by Borrower, shall be added to the obligations of Borrower evidenced by the Notes and secured by the collateral securing the Loans. This indemnity is not intended to excuse Administrative Agent and the Lenders from performing hereunder. The provisions of this Section 11.9 shall survive the closing of the Loans, the satisfaction and payment of the Notes and any cancellation of this Loan Agreement. Borrower shall also pay, and hold Administrative Agent and the Lenders harmless from, any and all claims of any brokers, finders or agents claiming a bona fide right to any fees in connection with arranging the Loans as a result of any action by or agreement with Borrower. Notwithstanding the foregoing, Borrower shall have no obligation to indemnify (i) Administrative Agent with respect to Administrative Agent’s failure to disclose information (as required herein) to the Lenders in connection with any syndication of the Loan or Administrative Agent's failure to comply with its duties and obligations set forth herein or in the other Loan Documents, or (ii) any Lender with respect to its or another Lender’s failure to comply with its duties and obligations set forth herein or in the other Loan Documents.

11.10.         Administrative Agent’s Representatives. Administrative Agent, at Borrower’s expense, shall have the right to engage personnel in connection with the negotiation, documentation, administration and servicing of the Loans, including without limitation, the Consultant, to (i) review and approve the Plans and Specifications, (ii) review and approve Borrower’s Budget, (iii) conduct inspections of the Work and report on the progress of construction thereof, (iv) review and approve all change orders, (v) review and approve applications for disbursements and accompanying documents, (vi) issue reports and certificates to Administrative Agent, (vii) inspect the structural, mechanical, electrical, plumbing, HVAC and roof systems constituting the Work, (viii) determine whether the Work has been completed in accordance with the Plans and Specifications, and (ix) provide other services as requested by Lender, and Borrower shall fully cooperate with the Consultant and other personnel in all reasonable respects in connection therewith, subject to the provisions of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, all inspections of the Work made by Administrative Agent, the Consultant or their respective agents, employees and designees shall be solely for Administrative Agent’s own information and shall not be deemed to have been made for or on account of Borrower or any other party. Except for any liability or responsibility resulting from the gross negligence, willful misconduct or failure of Administrative Agent or any Lender to comply with the provisions of this Agreement or any other Loan Document, Borrower hereby specifically relieves Administrative Agent and/or the Lenders of any and all liability or responsibility relating in any way whatsoever to the construction of the Project, including but not limited to, the Work, the material or labor supplied in connection therewith, and any errors, inconsistencies or other defects in the Project or the Plans and Specifications.

11.11.         Rules of Construction. Borrower, Administrative Agent and the Lenders, and their respective legal counsel, have participated in the drafting of this Agreement, and accordingly the general rule of construction to the effect that any ambiguities in a contract are to be resolved against the party drafting the contract shall not be employed in the construction and interpretation of this Agreement.

11.12.         Headings. The titles and headings of the sections and paragraphs of this Agreement have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

11.13.         No Partnership or Joint Venture. Lenders and Administrative Agent, by executing and performing this Agreement shall not become a partner or joint venturer with Borrower or any of its associates or Affiliates and all inspections of the Property herein provided for are for the sole benefit of Lenders and Administrative Agent.

11.14.         Time is of the Essence. Time is of the essence of the payment of all amounts due Administrative Agent and Lenders under the Loan Documents and performance and observance by Borrower, Administrative Agent and Lenders of each covenant, agreement, provision and term of this Agreement and the other Loan Documents.

11.15.         Invalid Provisions. In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Borrower and Administrative Agent shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Agreement and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

11.16.         Acts by Lenders. Notwithstanding anything herein contained to the contrary, Lenders will not be required to make any disbursement or perform any other act under this Agreement if, as a result thereof, Lenders will violate any law, statute, ordinance, rule, regulation or judicial decision applicable thereto.

11.17.         Offset. Without limitation of any other right or remedy of Administrative Agent hereunder or provided by law, any indebtedness relating to the Property or its operation and now or hereafter owing to Borrower by Administrative Agent (including, without limitation, any amounts on deposit in any demand, time, savings, passbook or like account maintained by Borrower with Administrative Agent) may be offset and applied by Administrative Agent hereunder, or under the Notes, the Mortgage or any of the other Loan Documents.

11.18.         Binding Provisions. The covenants, warranties, agreements, obligations, liabilities and responsibilities of Borrower, Administrative Agent and Lenders under this Agreement shall be binding upon and enforceable against such party and their respective legal representatives, administrators, successors and permitted assigns.

11.19.         Counterparts. This Agreement may be executed in counterparts, and all said counterparts when taken together shall constitute one and the same Agreement.

11.20.         No Third Party Beneficiary. This Agreement is only for the benefit of the parties hereto and their permitted successors and assigns. No other Person or entity shall be entitled to rely on any matter set forth herein without the prior written consent of such parties.

11.21.         Publicity. Subject to compliance with Applicable Laws, Administrative Agent reserves the right to publicize the making of the Loan in any manner it deems appropriate. So long as the Loans are outstanding, Borrower will identify the Lenders as Borrower’s lenders on any sign for the Project erected by Borrower.

11.22.         JURISDICTION AND VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE CIRCUIT COURT OF FULTON COUNTY, GEORGIA, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA OR, IF ADMINISTRATIVE AGENT INITIATES SUCH ACTION, ANY COURT IN WHICH ADMINISTRATIVE AGENT SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY ADMINISTRATIVE AGENT IN ANY OF SUCH COURTS. BORROWER WAIVES ANY CLAIM THAT ATLANTA, GEORGIA OR THE NORTHERN DISTRICT OF GEORGIA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY ADMINISTRATIVE AGENT AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION 11.22 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY ADMINISTRATIVE AGENT OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

11.23.         JURY WAIVER.   BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWERS, ADMINISTRATIVE AGENT AND LENDERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN BORROWER, ADMINISTRATIVE AGENT AND LENDERS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

11.24.         Additional Provisions.    See Exhibit I for additional provisions to this Agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BORROWER:

CB OWNER, LLC, a Delaware limited liability company

By:	/s/ Robert Myer	(SEAL)
Name:	Robert Myer
Title:	President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Signature Page – Construction Loan and Security Agreement

ADMINISTRATIVE AGENT:

THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank

By:	/s/ Brad Barton	(SEAL)
Name:	Brad Barton
Title:	Managing Director

LENDER:

THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank

By:	/s/ Brad Barton	(SEAL)
Name:	Brad Barton
Title:	Managing Director

Signature Page – Construction Loan and Security Agreement

SCHEDULE 1

COMMITMENT AMOUNT/PERCENTAGE

Bank	Commitment Amount	Commitment Percentage

The PrivateBank and Trust Company 120 S. LaSalle Street Chicago, Illinois 60603 Attn: Commercial Real Estate	$38,130,000.00	100%

Signature Page – Construction Loan and Security Agreement

Schedule of Exhibits

A	-	Legal Description

B	-	Form of Note

C	-	Permitted Exceptions

D	-	Budget

E	-	Form of Assignment and Acceptance Agreement

F	-	Form of Disbursement Request

G	-	Required Insurance

H	-	Compliance Certificate Form for Borrower

I	-	Additional Provisions

Signature Page – Construction Loan and Security Agreement

EXHIBIT A

Legal Description

All that tract of land lying or being Land Lot 6, 17th District, Fulton County and the City of Atlanta, Georgia, and being more particularly described as follows:

BEGINNING at a 1/2 inch re-bar found at the intersection of the southerly right of way of Interstate 85, a variable width right of way, and the westerly right of way of Cheshire Bridge Road, also a variable width right of way; THEN leaving the right of way of Interstate 85, proceed the following courses along the said westerly right of way of Cheshire Bridge Road: South 55 degrees 38 minutes 44 seconds East for 30.92 feet to a 1/2 inch re-bar found; THEN South 06 degrees 51 minutes 23 seconds East for 248.74 feet to a nail found; THEN South 28 degrees 07 minutes 38 seconds East for 42.38 feet to a 1/2 inch re-bar found; THEN South 67 degrees 28 minutes 12 seconds West for 145.43 feet to a 1/2 inch re-bar found; THEN South 00 degrees 42 minutes 52 seconds West for 123.24 feet to a 1/2 inch re-bar found; THEN North 88 degrees 37 minutes 53 seconds West for 43.35 feet to a 1/2 inch re-bar found; THEN South 09 degrees 34 minutes 54 seconds East for 86.90 feet to a 1/2 inch re-bar found; THEN North 89 degrees 25 minutes 02 seconds West for 172.15 feet to a 1/2 inch open top pipe found; THEN North 25 degrees 59 minutes 36 seconds West for 95.01 feet to a point; THEN North 26 degrees 42 minutes 06 seconds West for 470.00 feet to a point on the southerly variable right of way of Interstate 85; THEN continue the following courses along said southerly right of way of Interstate 85; North 82 degrees 57 minutes 58 seconds East for 105.01 feet to a 1/2 inch re-bar found; THEN North 79 degrees 50 minutes 07 seconds East for 257.68 feet to a point; THEN North 89 degrees 59 minutes 21 seconds East for 156.66 feet to a 1/2 inch re-bar found at the POINT OF BEGINNING.

Said property contains 4.877 acres more or less on that certain Survey for Catalyst Development Partners; fidelity National Title Insurance Company; Bluerock Real Estate, LLC; CB Owner, LLC, as Trustee under the BR/CDP Cheshire Bridge Trust Agreement dated May 29, 2015; and The Private Bank dated March 12, 2015, last revised November 20, 2015 by Bentley-Cranton Group, bearing the seal and certification of Douglas R. Bentley, GRLS No. 2535, said survey being incorporated herein by this reference.

Exhibit A-1

EXHIBIT B

Form of Note

PROMISSORY NOTE

$_______	Date: _______ ___, 20___

THIS PROMISSORY NOTE, (the “Note”) is made in Atlanta, Georgia as of ______ ___, 20___ by _____________________ , a ________ _______________ (“Borrower”) for the benefit of [The PrivateBank and Trust Company, an Illinois state chartered bank] (“Lender”), in the original principal amount of _____________ ___/100 Dollars ($_______), as provided herein and as provided in that certain Construction Loan and Security Agreement (the “Loan Agreement”) dated as of even date herewith by and among Borrower, The PrivateBank and Trust Company (“Administrative Agent”) and the other financial institutions identified therein.

Borrower promises to pay to the order of Lender at the principal office of Administrative Agent in Chicago, Illinois, on or before the Maturity Date (as defined in the Loan Agreement), the lesser of (i) _____________ and ___/100 Dollars ($_______), or (ii) the aggregate principal amount of all Loans made to Borrower by the Lender under and pursuant to the Loan Agreement. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

Borrower further promises to pay interest on the unpaid principal amount of all Loans outstanding from time to time, at the rate(s) and at the time(s) set forth in the Loan Agreement. The outstanding principal amount of all Loans shall be repaid by Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement, to which Loan Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to the Maturity Date, or pursuant to which the Maturity Date may be accelerated. The holder of this Note is entitled to all of the benefits and security provided for in the Loan Agreement.

Except for such notices as may be expressly required under the Loan Documents, Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence. No failure to exercise, and no delay in exercising, any rights under any of the Loan Documents by Administrative Agent or any holder of this Note shall operate as a waiver of such rights.

This Note shall be governed and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely within such State.

Exhibit B-1

IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date set forth above.

BORROWER:

,
a

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

Permitted Exceptions

Exhibit C-1

EXHIBIT D

Budget

BREAKOUT OF USES

TOTAL USES:		per Unit	per SF
Purchase Price	$5,971,688	$21,176	$24.22
Doc Stamps	147,500	523	0.60
Project Feasibility Co	46,796	166	0.19
Design Costs	814,500	2,888	3.30
Legal Costs	390,000	1,383	1.58
Real Estate Taxes	465,422	1,650	1.89
Insurance Costs	220,000	780	0.89
Financing Costs	969,221	3,437	3.93
Government Costs	752,947	2,670	3.05
Misc. Direct Costs	79,000	280	0.32
Construction Costs	35,669,173	126,486	144.68
FF&E Costs	630,000	2,234	2.56
Interest Reserve	638,549	2,264	2.59
Operating Deficit Reserve	370,759	1,315	1.50
Capitalized Development Fee	1,531,650	5,431	6.21
Contingency	1,563,595	5,545	6.34
I-Banking Fee	509,200	1,806	2.07
Marketing Costs	150,000	532	0.61
Total Uses	$50,920,000	$180,567	$206.54

Exhibit D-1

EXHIBIT E

Form of Assignment and Acceptance

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Construction Loan and Security Agreement dated as of _______ ___, 20___ (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Loan Agreement”) among (i) _________________________________ (the “Borrower”), (ii) the several banks and financial institutions from time to time parties to the Loan Agreement (collectively, the “Lenders”) and (iii) The PrivateBank and Trust Company, an Illinois state chartered bank, as agent for the Lenders (in such capacity the “Administrative Agent”). Terms defined in the Loan Agreement are used herein with the same meaning. This Assignment and Acceptance, between the Assignor (as identified on Schedule 1 hereto) and the Assignee (as identified on Schedule 1 hereto) is dated as of the Effective Date (as specified on Schedule 1 hereto, the “Effective Date”).

The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, the interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Loan Agreement with respect to the credit facility contained in the Loan Agreement (the “Assigned Facility”), in a principal amount and percentage of the credit facility as set forth in Schedule 1.

The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) has delivered a copy of the Note held by it evidencing the Assigned Facility and requests that Administrative Agent exchange such Note for a new Note payable to the Assignor (if the Assignor has retained any interest in the Assigned Facility) and a new Note payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

Exhibit E-1

The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Documents, together with copies of the financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, Administrative Agent or any other person which has become a Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 3.8(c) of the Loan Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

This Assignment and Acceptance is conditioned upon the acceptance of Administrative Agent pursuant to the Loan Agreement. The execution of this Assignment and Acceptance by Administrative Agent is evidence of this consent.

From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by Administrative Agent for the period prior to the Effective Date or with respect to the making of this Assignment directly between themselves.

From and after the Effective Date (a) the Assignee shall be a party to the Loan Agreement and, with respect to the Assigned Interest, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof, and (b) the Assignor shall, with respect to the Assigned Interest, relinquish its rights and be released from its obligations under the Loan Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of Georgia.

Exhibit E-2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

ACCEPTED BY ADMINISTRATIVE AGENT

THE PRIVATEBANK AND TRUST COMPANY, as Administrative Agent

By:
Name:
Title:

Exhibit E-3

SCHEDULE 1

TO

ASSIGNMENT AND ACCEPTANCE

NAME OF ASSIGNOR:

NAME OF ASSIGNEE:

EFFECTIVE DATE OF ASSIGNMENT:

PRINCIPAL AMOUNT ASSIGNED	ASSIGNEE’S PRO RATA SHARE
(ASSIGNEE’S COMMITMENT):	IN LOAN

$	%

Exhibit E-4

EXHIBIT F

FORM OF DISBURSEMENT REQUEST

[BORROWER’S LETTERHEAD]

DRAW REQUEST NO. _________

TO:	The PrivateBank and Trust Company (“Administrative Agent”)

LOAN NO.	DATE

PROJECT

LOCATION

BORROWER

FOR PERIOD ENDING

In accordance with the Construction Loan and Security Agreement in the amount of $________________ dated _________________, among Borrower, Administrative Agent and the Lenders as defined therein, Borrower requests that $________________________ be advanced from Loan proceeds. The proceeds should be credited to the account of ___________________________________________________________________________ Account No. ___________________, at _________________________________________.

1.	CURRENT DRAW REQUEST FOR HARD COSTS	$

2.	CURRENT DRAW REQUEST FOR SOFT COSTS	$

3.	TOTAL DRAW REQUEST	$

AUTHORIZED SIGNER:
Dated:

Exhibit F-1

EXHIBIT G

Required Insurance

BORROWER'S INSURANCE REQUIREMENTS

General Information

1. All insurance policies referred to herein shall be in form and substance acceptable to The PrivateBank.

2. The PrivateBank must receive evidence / certificates of insurance at least ten (10) business days prior to closing. Original policies must be provided to The PrivateBank as soon as they are available from insurers. Certified copies should be available within 60 to 90 days.

3. Proof of coverage must be on the following forms:

Commercial Property:  ACORD 28 (2003/10) - EVIDENCE OF COMMERCIAL PROPERTY INSURANCE form.

Personal Property:       ACORD 27 (2003/10) EVIDENCE OF PERSONAL PROPERTY INSURANCE form.

Liability Insurance:       Must be written on ACORD 25S or its equivalent.

4. All property policies shall contain a standard mortgage clause in favor of The PrivateBank and shall provide for a thirty (30) day written notice to The PrivateBank of any material change or cancellation. Certificates with disclaimers will NOT be accepted.

5. The borrower must be the named insured. TBD

6. Commercial / Personal Property & Builders Risk certificates must show The PrivateBank as Mortgagee and or Lender's Loss Payee as follows:

The PrivateBank and Trust Company

Its Successors and/ or Assigns

P.O. Box 5034

Troy, MI 48007-5034

(The PrivateBank may be shown as "Mortgagee and or Lender's Loss Payee As Their Interests May Appear" until the insurance agent receives release of interest from the prior lender. At that time, the insurance policies will need to be endorsed to show The PrivateBank as Mortgagee and or Lender's Loss Payee.

7. The property address must be identified as the insured property.

TBD

2740 Cheshire Bridge Road

Atlanta, GA 30324

8. All insurance companies must have the following ratings from AM Best's Rating Guide:

Policy Rating A

Financial Rating VIII

9. The insurance documentation must be signed by an authorized representative.

Specific Requirement s

1. If the property policy is a blanket policy or limit, The PrivateBank must receive a schedule of the amount allocated to the property/rents or the amounts allocated to the property must be indicated on the certificate.

Exhibit G-1

2. Coverage must be on an "all risk" (Special Perils), 100% replacement cost basis without deduction for foundations and footings, and WITHOUT co-insurance. The co-insurance must be waived or an Agreed Amount endorsement must be included and either "No Co-insurance" or "A greed Amount" ust be indicated on the certificate.

3. Ordinance or Law coverage providing for demolition and increased cost of construction, must be provided and indicated on the certificate.

4. Other coverages such as earthquake, boiler and machinery (which includes the mechanics of the building, such as elevators), and flood will be required when these risks are present.

5. Rent Loss or Business Income coverage shall be in an amount equal to 100% of the projected annual rents or revenue with a minimum period of indemnity of 12 months, or such greater period as The PrivateBank may require. This coverage needs to be written on a Gross Rental Income, Gross Profits or Extended Period of Indemnity form, not on an actual loss sustained basis which may terminate as soon as the premises are tenantable or operational.

6. The PrivateBank and TBD must be named as Additional Insured for all general liability coverage, with a minimum limit of $2,000,000 for any one occurrence.

Additional Requirements – Construction Loans

1. Coverage must be All Risk Builders Risk Course of Construction, including earthquake and flood when these risks are present. The Builders Risk insurance amount must cover at least 100% of hard costs and not less than 25% of recurring soft costs.

2. Under the Evidence of Property form - The builders risk coverage should make the following statement: "The General Contractor (name) and all subcontractors of any tier are named insured with respect to builders' risk."

3. Rent coverage must be 100% of the anticipated annual rents (assuming full occupancy) written on a delayed income basis. The policy shall allow for partial or full occupancy.

4. Coverage should also include permission to occupy clause.

ARCHITECT'S & ENGINEER'S INSURANCE REQUIREMENTS

General Information

1. All insurance policies referred to herein shall be in form and substance acceptable to The PrivateBank.

2. The PrivateBank must receive evidence / certificates of insurance at least ten (10) business days prior to closing. Original policies must be provided to The PrivateBank as soon as they are available from insurers. Certified copies should be available within 60 to 90 days.

3. Liability insurance must be written on ACORD 25S or its equivalent.

4. The property address must be identified as the insured property.

TBD

2740 Cheshire Bridge Road

Atlanta, GA 30324

5. All insurance companies must have the following ratings from AM Best's Rating Guide:

Policy Rating - A

Financial Rating - VIII

6. The insurance documentation must be signed by an authorized representative.

Specific Requirements

1. Errors and Omission (professional liability) insurance is required in the minimum amount of $3,000,000.

GENERAL CONTRACTOR'S INSURANCE REQUIREMENTS

General Information

1. All insurance policies referred to herein shall be in form and substance acceptable to The PrivateBank.

Exhibit G-2

2. The PrivateBank must receive evidence / certificates of insurance at least ten (10) business days prior to closing. Original policies must be provided to The PrivateBank as soon as they are available from insurers. Certified copies should be available within 60 to 90 days.

3. Liability insurance must be written on ACORD 25S or its equivalent.

4. All property policies shall contain a standard mortgage clause in favor of The PrivateBank and shall provide for a thirty (30) day written notice to The PrivateBank of any material change or cancellation. Certificates with disclaimers will NOT be accepted.

5. The borrower must be named additional insured. TBD

6. Certificate holder must be: The PrivateBank and Trust Company, Its Successors and/ or Assigns, P.O. Box 5034, Troy, MI 48007-5034.

7. The property address must be identified as the insured property.

TBD

2740 Cheshire Bridge Road

Atlanta, GA 30324

8. All insurance companies must have the following ratings from AM Best's Rating Guide:

Policy Rating - A

Financial Rating - VIII

9. The insurance documentation must be signed by an authorized representative.

Specific Requirements

1. The PrivateBank and TBD must be named as Additional Insured as Additional Insured for general liability with a minimum limit of $2,000,000 for any one occurrence.

2. Contractor's Workers Compensation is required including the "all states" endorsement, covering all employees working on the site.

Exhibit G-3

EXHIBIT H

Compliance Certificate Form for Borrower

Borrower:                           CB Owner, LLC, a Delaware limited liability company

Project Name:

Determination Date:

Calculation Period (for Gross Revenues, 3 months prior to the Determination Date, then annualized; for Operating Expenses, 12 months following the Determination Date):

Borrower hereby certifies, with respect to the referenced Project, that (i) Borrower and the Project are in compliance with all requirements of the Loan Documents and (ii) the information set forth below is true and correct as of the Determination Date.

STATEMENT OF DEBT

Debt Service:

Debt Amount:

GROSS REVENUES

Gross Revenues:_________________

OPERATING EXPENSES

Real estate taxes: _______________

Insurance: _______________

Maintenance: _______________

Management Fee: _______________

Replacement Reserve: _______________

Other Miscellaneous: _______________

Total Operating Expenses: _______________

Exhibit H-1

DSCR CALCULATION

Net Operating Income (Gross Revenues less Operating Expenses): _______________

Debt Service: _______________

DSCR (Net Operating Income / Debt Service):_______________

Date:	BORROWER:

CB OWNER, LLC, a Delaware limited liability company

	By:	(SEAL)
Name:
Title:

Exhibit H-2

EXHIBIT I

I-1.       Post-Closing Items.  Borrower agrees to the following:

1.         Borrower must satisfy Section 4.33 of this Agreement before Borrower may request any Loan Advances.

2.         Borrower must deliver to Administrative Agent payment and performance bonds for each Material Subcontract. Administrative Agent reserves the right not to fund the portion of a requested Loan Advance to be used to pay the subcontractor under a Major Subcontract until Administrative Agent has received a payment and performance bond satisfactory to Administrative Agent for that Material Subcontract.

3.          Borrower must deliver to Administrative Agent evidence of builder’s risk insurance and worker’s compensation insurance before Borrower may request any Loan Advances to pay for the costs of any vertical Improvements. For the avoidance of doubt, vertical Improvements shall not include work related to or associated with any of the following: site work, grading, site walls, utility installation and related work, offsite parking garage fabrication, foundations and foundation walls.

All of the foregoing items must be in a form and content acceptable to Administrative Agent in its sole discretion and, where determined necessary or desirable by Lender, approved by the Consultant.  Borrower shall reimburse Administrative Agent for any expenses (including, without limitation, reasonable legal fees and expenses actually incurred) Administrative Agent incurs with respect to the review and approval of the foregoing items.  Borrower agrees to pay such expenses within fifteen (15) days after receipt of a statement for such expenses.  If Borrower has not paid such expenses within the fifteen (15) day period, Administrative Agent is authorized to disburse the expenses from the Loan and reduce the available Loan proceeds by the amount disbursed.

Exhibit I